Exhibit 99.2.12

This document is a free translation. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail.

This document was made publicly available in Brazil in connection with the proposed merger of shares (*incorporação de ações*) under Brazilian law of Omega Geração S.A. ("Omega Geração") by Omega Energia S.A. ("Omega Energia").

Omega Geração and Omega Energia are Brazilian companies. Information distributed in connection with the proposed merger of shares (*incorporação de ações*) under Brazilian law of Omega Geração by Omega Energia is subject to Brazilian disclosure requirements that are different from those of the United States. Any financial statements or financial information included herein has been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and accounting practices in Brazil that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed merger of shares, since the companies are located in Brazil and all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the companies may purchase shares of the companies otherwise than through the proposed merger of shares, such as in open market or privately negotiated purchases.

Omega Group

Combined interim financial statements
as of June 30, 2021

Interim financial information as of June 30, 2021

Table of Contents

COMBINED STATEMENTS OF FINANCIAL POSITON 4
COMBINED STATEMENTS OF PROFIT OR LOSS 5
COMBINED STATEMENTS OF COMPREHENSIVE INCOME 6
COMBINED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY 7
COMBINED STATEMENTS OF CASH FLOWS 8
COMBINED STATEMENTS OF VALUE ADDED 9
1. OPERATING CONTEXT 10
2. BASIS FOR PREPARATION 11
3. RISK MANAGEMENT 16
4. SPECIAL EVENTS OCCURRING DURING THE PERIOD 19
5. ACQUISITION OF INTERESTS 22
6. INFORMATION BY BUSINESS SEGMENT 33
7. CASH, CASH EQUIVALENTS AND RESTRICTED FINANCIAL INVESTMENTS 36
8. TRADE RECEIVABLES 36
9. OTHER CURRENT AND NON-CURRENTS ASSETS 37
10. INVESTMENTS 38
11. PROPERTY, PLANT AND EQUIPMENT 40
12. IMPAIRMENT OF NON-FINANCIAL ASSETS 42
13. INTANGIBLE ASSETS 44
14. LOANS, FINANCING, AND DEBENTURES 45
15. SUPPLIERS 49
16. LABOR AND TAX OBLIGATIONS 50
17. OTHER OBLIGATIONS AND PROVISIONS 51
18. TAXES ON PROFITS 51
19. LEASE LIABILITIES 53
20. RELATED PARTIES 54
21. NET ASSETS 56
22. NET OPERATING REVENUE 56
23. OPERATION, MAINTENANCE AND PURCHASE COSTS 57
24. GENERAL AND ADMINISTRATIVE EXPENSES 57
25. OTHER OPERATING REVENUES (EXPENSES) 57
26. FINANCIAL INCOME 57
27. COMPENSATION BASED ON SHARES 58
28. LAWSUITS 59
29. FINANCIAL INSTRUMENTS 60
30. COMMITMENTS 62
31. TRANSACTIONS NOT AFFECTING CASH 62
32. CHANGES IN LIABILITIES FROM FINANCING ACTIVITIES 63
33. SUBSEQUENT EVENTS 64

2

Combined interim financial statements as of **June 30, 2021**

INDEPENDENT AUDITORS' REPORT 65

3

Combined Statement of Financial Position as of June 30, 2021, and December 31, 2020

In thousands of Reais

			Combined
Assets	Note	June 30, 2021	December 31, 2020
Current
Cash and cash equivalents	7	569,778	896,274
Clients	8	285,922	321,479
Dividends receivable	20	2,924	6,839
Other credits	9	345,242	163,651
		1,203,866	1,388,243

Non-current
Restricted cash	7	510,411	461,771
Clients	8	38,108	31,088
Deferred IRPJ (Corporate Income Tax) and CSLL (Social Contribution on Net Income)	18	157,237	157,306
Other credits	9	63,612	71,653
		769,368	721,818

Investments	10	814,015	812,411
Property, Plant and Equipment	11	7,006,869	7,019,402
Intangible Assets	13	1,093,832	1,119,636
		8,914,716	8,951,449

		9,684,084	9,673,267

Total assets		10,887,950	11,061,510

			Combined
Liabilities and Net Assets	Note	June 30, 2021	December 31, 2020
Current
Suppliers	15	600,164	503,772
Loans, financing, and debentures	14	298,862	373,861
Labor and tax obligations	16	52,165	55,075
Lease liabilities	19	16,142	20,057
Other obligations and provisions	17	185,632	82,242
		1,152,965	1,035,007

Non-current
Loans, financing, and debentures	14	5,385,850	5,522,993
Suppliers	15	252,923	214,682
Lease liabilities	19	107,743	105,330
IRPJ (Corporate Income Tax) and CSLL (Social Contribution on Net Income) deferred liabilities	18	72,609	67,424
Other obligations	17	24,494	225,006
		5,843,619	6,135,435

Total liabilities		6,996,584	7,170,442

Net assets	21
Net assets attributable to controlling shareholders		1,400,338	1,911,573
Non-controlling net assets		2,491,028	1,979,495
Total net assets		3,891,366	3,891,068

Total liabilities and net assets		10,887,950	11,061,510

The notes are an integral part of the combined interim financial statements.

BALANCE SHEETS

Combinedstatements of profit or loss for the six-month periods ended June 30, 2021 and 2020.

In thousands of Reais

			Combined
	Note	Jan-Jun/2021	Jan-Jun/2020

Net operating revenue	22	949,565	560,997
Operation, maintenance and purchase costs	23	(795,066)	(475,531)
Gross Profit		154,499	85,466

Operating revenue (expenses)
Administrative, personnel and general	24	(51,669)	(28,954)
Other operating revenues (expenses)	25	2,805	58,068
Income from equity accounting	10	1,603	4,826
		(47,261)	33,940

Operating income		107,238	119,406

Financial revenues	26	15,736	11,195
Financial expenses	26	(381,011)	(185,101)
		(365,275)	(173,906)

Income before income tax and
social contribution		(258,037)	(54,500)

Income tax and social contribution	18	(24,786)	(22,724)

Loss for the period		(282,823)	(77,224)

Attributable to
Parent company’s shareholders		(118,871)	(40,380)
Non-controlling shareholders		(163,952)	(36,844)
Loss for the period		(282,823)	(77,224)

The notes are an integral part of the combined interim financial statements.

Combined statements of comprehensive income for the six-month periods ended June 30, 2021 and 2020

In thousands of Reais

		Combined
	Jan-Jun/2021	Jan-Jun/2020

Loss for the period	(282,823)	(77,224)
Other comprehensive income	-	-
Total comprehensive income	(282,823)	(77,224)

Interest of controlling shareholders	(118,871)	(40,380)
Non-controlling interests	(163,952)	(36,844)

The notes are an integral part of the combined interim financial statements.

STATEMENTS OF COMPREHENSIVE INCOME

Combined statements of changes in net assets for the six-month period ended June 30, 2021 and December 31, 2020

In thousands of Reais

2021
Balance as of January 1	3,891,068

Transactions with shareholders
Capital increase	286,455
Other transactions	(3,334)
Dividends	-
Loss for the period	(282,823)

Balances as of June 30	3,891,366

Attributable to:
Group Shareholders	1,400,338
Non-controlling shareholder’s interests	2,491,028
Net assets	3,891,366

2020
Balance as of January 1	2,868,477

Transactions with shareholders
Capital increase	1,190,598
Other transactions	(233,941)
Profit for the fiscal year	65,734

Balance as of December 31	3,891,068

Attributable to:
Group Shareholders	1,911,573
Non-controlling shareholder’s interests	1,979,495
Net assets	3,891,068

The notes are an integral part of the combined interim financial statements.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

Combined statements of cash flows for the six-month periods ended June 30, 2021 and 2020

In thousands of Reais

	Combined
	June 30, 2021	June 30, 2020
Cash flow from operating activities
Loss before income tax and social contribution	(258,037)	(54,500)
Adjustments:
Depreciation and amortization	199,898	122,625
Income from equity accounting	(1,603)	(4,826)
Impairment of property, plant and equipment	-	16,807
Financial charges on loans, financing, debentures and leases	302,900	145,008
Financial revenue from financial investments	(14,674)	(11,625)
Share-based compensation program	-	2,348
Gain on bargain purchase - acquisition Assuruá 3, Chuí Complex and Ventos da Bahia 1 and 2	-	(59,529)
Other	32,251	4,680
	260,735	160,988

(Increase) decrease in assets
Clients	39,737	42,495
Loan to employees	5,121	-
Other credits	(615)	28,128
Increase (decrease) in liabilities
Suppliers	123,433	60,176
Labor and tax obligations	(2,910)	41
Other accounts payable	(93,438)	(42,931)
Cash from (used in) operations	332,063	248,897

Dividends received	3,915	1,897
Interest paid on loans, financing and debentures	(246,276)	(160,969
Income tax and social contribution paid	(19,601)	(26,302)
Net cash from (used in) operating activities	70,101	63,523

Cash flow from investment activities
Acquisition of Delta 7, Delta 8 and Assuruá 3	-	(156,379)
Acquisition of property, plant and equipment and intangible assets	(132,257)	(15,003)
Acquisition of interest - OMNI	(1,670)	-
Payment of subsidiaries’ capital	(2,040)	-
Financial investments - restricted cash	(33,860)	8,076
Cash used in investing activities	(169,827)	(163,306)

Cash flows from financing activities
Funding of loan, financing and debentures	1,073,676	834
Funding costs	(4,637)	-
Payments of principal - loans, financing and debentures debentures	(1,363,987)	(194,508)
Capital increase derived from the exercise of stock options	5,944	2,244
Treasury shares acquired	(1,664)	-
Premium received on the stock option granting	3,406	-
Advance for future capital increase	69,536	-
Dividends paid	(1,367)	(2,758)
Leases paid	(7,677)	(2,760)
Cash flow provided by (used in) financing activities	(226,770)	(196,948)

Net decrease in cash and cash equivalents	(326,496)	(296,731)

Cash and cash equivalents at the beginning of the period	896,274	994,552

Cash and cash equivalents at the end of the period	569,778	697,821

The notes are an integral part of the combined interim financial statements.

STATEMENTS OF CASH FLOWS

Combined Statements of value added for the six-month period ended June 30

In thousands of Reais

		Combined
	June 30, 2021	June 30, 2020
Revenues	938,455	620,527
Sales of goods, products, and services	949,956	560,938
Other revenues (expenses)	(11,501)	59,589
Inputs acquired from third parties	(605,939)	(364,321)
Costs of products, goods, and services sold	(497,383)	(312,612)
Material, third party services and others	(113,972)	(49,434)
Loss/recovery of assets	249	(16,853)
Other inputs	5,167	14,578
Gross value added	332,516	256,206
Depreciation and amortization	(199,898)	(122,625)

Net value added	132,618	133,581

Value added received in transfer	16,621	16,444
Income from equity accounting	1,603	4,826
Financial revenue	15,018	11,618
Total added value	149,239	150,025

Distribution of value added	149,239	150,025
Personnel	33,003	16,201
Taxes, fees and contributions	19,186	25,946
Compensation of third parties’ capital	379,873	185,102
Equity compensation	(282,823)	(77,224)

The notes are an integral part of the combined interim financial statements.

STATEMENTS OF VALUE ADDED

1.	OPERATING CONTEXT

The activities of the Omega Group ("Group") substantially comprise the following operations that were considered in these combined interim financial statements:

(a)	Consolidated interim financial information for Omega Geração S.A. (“Omega Geração”)

Publicly-held corporation headquartered in Belo Horizonte (Minas Gerais), at Avenida Barbacena, 472, 4th floor, whose shares are traded on B3 S.A. – Brasil, Bolsa, Balcão (“B3”), in the Novo Mercado corporate governance segment, under the teicker OMGE3.

Founded in 2008, Omega is a Company that holds interest in generation assets, which operate exclusively in the production and sale of electricity, with a focus on clean and renewable energy, without any exposure to the development and implementation of assets. Its scope of action includes wind, water and solar sources. Aiming at simplifying the corporate structure of Omega Geração, as a first step, as of January 2021, Omega Geração began absorbing the agreements that were initially allocated to Omega Geração Comercializadora de Energia Ltda. (“OMGC”), thus adding the electric power trading activity. The next steps include the incorporation of operating assets within Omega Geração, as already approved at the meeting and disclosed in a material fact.

As of June 30, 2021, Omega Geração and its direct and indirect subsidiaries operate 79 projects, with total installed capacity to generate 1,863.2 MW of renewable electric power (considering the proportional capacity of the interest in joint ventures Pipoca Hydroelectric Power Plant ("Pipoca" ), Pirapora Solar Complex (“Pirapora”) and Ventos da Bahia 1 and 2 Complex (“Ventos da Bahia 1 and 2”), located in the states of Bahia, Maranhão, Mato Grosso do Sul, Minas Gerais, Piauí, Rio de Janeiro and Rio Grande do Sul.

The electric power produced is sold mostly through long-term agreements, with inflation-linked fixed prices, either in the regulated contracting environment, through auctions promoted by ANEEL (Brazilian National Electrical Power Agency), or in the free contracting environment, in direct negotiation with buyers. Part of the electric power produced is sold by shorter term agreements, through fixed price agreements. Segment information and operating details of assets are presented in Note 4.

(b)	Combined interim financial information for Omega Desenvolvimento

Omega Energia S.A. (“Omega Energia”, formerly NK 124 Empreendimentos e Participações S.A.)

Closely-held corporation headquartered in São Paulo (São Paulo). It was incorporated on June 28, 2021 under the corporate name NK 124 Empreendimentos e Participações S.A. with the following corporate purpose: (a) holding interests and development, directly or through a joint venture, consortium, or any other company in which the Company has an interest in the share capital, of renewable electric power assets, including, but not limited to, small hydroelectric power plants (SHP), wind farms (CGE), solar power plants (CGS), and biomass-fired thermoelectric power plants (UTE), as well as companies that are currently selling electric power and energy efficiency; (b) holding of interest in other companies as a partner, shareholder, or quotaholder, in Brazil or abroad; and (c) ancillary activities necessary to fulfill the Company's corporate purpose.

The Company did not carry out commercial transactions from June 28 (date of incorporation) to June 30, 2021 and did not hold equity interest in other companies or assets of any other nature.

Omega Comercializadora de Energia S.A. (“Comercializadora” or “OMC”)

Closely-held corporation headquartered in São Paulo (São Paulo). Founded on October 5, 2011, Comercializadora's corporate purpose is to sell electricity, provide consulting services in electricity, including strategic and operational management of assets, and hold interest in other companies.

Omega Desenvolvimento de Energia 4 S.A. (“OD4”)

Privately-held corporation, incorporated on July 29, 2020, headquartered in Belo Horizonte, State of Minas Gerais. OD4 and its subsidiaries have as their main purpose and activity holding interest and development, directly or through a joint venture, or any other company in which the Company has an interest in the share capital, of renewable electric power assets, including, but not limited to, small hydroelectric power plants (“SHP”), wind farms and related activities.

Assuruá 5 Holding Energia S.A. (“Assuruá 5”)

Privately-held corporation, incorporated on August 13, 2020, headquartered in Belo Horizonte, State of Minas Gerais. Assuruá 5 and its subsidiaries have as their main purpose and activity holding interest and development, directly or through a joint venture, or any other company in which the Company has an interest in the share capital, of renewable electric power assets, including, but not limited to, small hydroelectric power plants (“SHP”), wind farms and related activities.

Omega Desenvolvimento Comercializadora de Energia S.A. (“OMDC”)

Privately-held corporation, headquartered in the Municipality of Belo Horizonte (Minas Gerais), incorporated in May 2017, has as its main activity the trading of electric power, either by purchase and/or sale, as well as the practice of ancillary activities to power trading.

(c)	Projects under development

The Group has four projects under development in the Northeast of Brazil that will be split up and contributed to Omega Desenvolvimento S.A., which are listed below:

Projects	Location	Segment

Delta PI Project	Piauí	Wind
Ibiapaba Project	Ceará	Solar
Sigma Project	Piauí	Solar
Kuara Project	Ceará	Solar

The activities of the Group, as well as of all companies operating in the sector, are regulated and supervised by ANEEL. Any change in the regulatory environment may impact the Group's activities.

The terms below are used throughout these combined interim financial statements in abbreviated form:

•	ACR – Regulated Contracting Environment.
•	ACL – Free Trade Environment;
•	CCEAR – Electric Power Trading Agreement in the Regulated Environment;
•	CCEE – Electric Power Trading Chamber;
•	MCP – Short-Term Market;
•	LER – Reserve Energy Auction;
•	MRE – Electric Power Reallocation Mechanism;
•	PLD – Difference Settling Price;
•	Proinfa - Alternative Energy Sources Incentive Program;
•	SHP – Small Hydroelectric Power Plant.

2.	BASIS FOR PREPARATION

2.1 Compliance representation

The combined interim financial statements were prepared and are being presented in accordance with the accounting practices adopted in Brazil, which comprise the accounting pronouncements, guidelines and interpretations issued by the Accounting Pronouncements Committee (CPC) and approved by the Federal Accounting Council (CFC) and with the international accounting standards (IFRS) issued by the International Accounting Standard Board (IASB), and are in accordance with NBC TG 44 - Combined Statements, exclusively to meet the specific needs of the Group, as they are not required by accounting practices adopted in Brazil or by international accounting standards.

2.2 Basis of presentation, statement of relevance, and continuity

The combined interim financial statements were prepared based on historical cost and adjusted to represent (i) the fair value of financial instruments measured at fair value through profit or loss; and (ii) fair value of assets acquired and liabilities assumed in a business combination.

In preparing the combined interim financial statements, Management disclosed only material information that would help users of these statements in decision-making, without failing to meet the existing minimum requirements.

All relevant information specific to the combined interim financial statements, and only them, are being evidenced and correspond to those used by the Management in the management of the Omega Group's activities, in accordance with Technical Guideline OCPC 07.

Management assessed the Omega Group's ability to continue operating normally and is convinced that the companies have the resources to continue their business in the future. Moreover, Management is not aware of any material uncertainty that could generate significant doubts about its capability of continuing to operate. Therefore, these interim financial statements were prepared based on the going concern assumption.

The issuance of these combined interim financial statements was authorized by the Management, on September 24, 2021. Subsequent events were evaluated up to the date the combined interim financial statements were authorized by the Management.

The presentation of the Statement of Value Added (DVA) is required by accounting practices adopted in Brazil applicable to publicly-held companies. IFRS do not require the presentation of this statement, being considered as supplementary information, without prejudice to the set of interim financial statements.

2.3 Functional and presentation currency

The combined interim financial statements are measured using the currency of the main economic environment in which the entity operates (“functional currency”), which, in the case of Omega, is the Brazilian real (“BRL” or “R$”). The interim financial statements are presented in thousands of BRL, unless otherwise indicated.

2.4 Bases for combination

The Omega Group's combined interim financial statements for the fiscal year ended December 31, 2020, which are the responsibility of the Omega Group's Management, are being presented exclusively for the purpose of providing, through a single financial statement, historical information related to all activities of the Omega Group, regardless of its corporate structure and the requirements for presentation of interim financial statements established by regulatory bodies.

The combined interim financial statements are being presented to provide additional analysis on the transactions of the Omega Group, and do not represent the individual financial statements of the entities included in the combination, and should not be taken as a basis for purposes of calculating dividends, taxes or for any other corporate purposes, nor can they be used as an indication of the financial performance that could be obtained if the entities considered in the combination had operated as a single independent entity or as an indication of the results of transactions of those entities for any past or future period.

The purpose of the presentation of these combined interim financial statements is to provide historical information about the Omega Group, for the sole purpose of inclusion in the registration application of Omega Energia S.A. (formerly named NK 124 Empreendimentos e Participações S.A.), so that potential investors and lenders may have, through a single financial statement, the historical information related to all the activities of the Omega Group. Management understands that the presentation of these combined interim financial statements provides relevant, useful and significant information about the Omega Group, as well as its financial position for the fiscal years presented.

In the combination process, all companies were under common control for the fiscal years comprised in these combined interim financial statements. The process of combining the balance sheet accounts and the result corresponds to the horizontal sum of the account balances. Thus, the data was combined considering 100% of the total assets, liabilities, and net assets.

The following criteria were adopted for the combination of the financial statements of each company participating in the combination:

(i)       Elimination of the balances of the assets and liabilities accounts between the companies;

(ii)	Transactions, balances and unrealized gains between the companies participating in the combination are eliminated. Unrealized profits (losses) are also eliminated, unless the transaction provides evidence of impairment of the asset transferred;
(iii)	The combined companies’ accounting policies are changed as needed to assure consistency with the policies adopted by the Group.

The combined interim financial statements include the following companies, and their subsidiaries and affiliates, when applicable:

Consolidated interim financial information for Omega Geração

Direct and indirect subsidiaries (consolidated)	Location of operations	Activity and CGU	Influence in 2020	% Total Interest
				June 31, 2021	December 31, 2020
Omega Geração S.A. (“Omega Geração”)	São Paulo	Holding	Control	50.10%	50.10%

Direct Subsidiaries - Omega Geração
Asteri Energia S.A. (“Asteri”)	São Paulo	Holding	Control	100%	100%
Centrais Eólicas Assuruá S.A. (“Assuruá”)	Bahia	Holding	Control	100%	100%
Centrais Eólicas Assuruá III SPE S.A. (“Assuruá III”)	Bahia	Holding	Control	100%	100%
Delta 1 Energia S.A. (“Delta 1”)	São Paulo	Holding	Control	100%	100%
Delta 5 I Energia S.A.	Maranhão	Wind power generation – CGU Delta 5	Control	100%	100%
Delta 5 II Energia S.A.	Maranhão	Wind power generation – CGU Delta 5	Control	100%	100%
Delta 6 I Energia S.A.	Maranhão	Wind power generation – CGU Delta 6	Control	100%	100%
Delta 6 II Energia S.A.	Maranhão	Wind power generation – CGU Delta 6	Control	100%	100%
Delta 7 Energia S.A. ¹	Maranhão	Holding	Control	100%	100%
Delta 8 Energia S.A. ¹	Maranhão	Holding	Control	100%	100%
Indaiá Grande Energia S.A. (“Indaiá Grande”)	Mato Grosso do Sul	Hydroelectric power plant with SHP – CGU Indaiás	Control	100%	100%
Indaiazinho Energia S.A. (“Indaiazinho”)	Mato Grosso do Sul	Hydroelectric power plant with SHP – CGU Indaiás	Control	100%	100%
Omega Energia e Implantação 2 S.A. (“Delta 3”)	São Paulo	Holding	Control	100%	100%
Omega Geração Comercializadora de Energia Ltda. (“OMGC”)	São Paulo	Electric power trading	Control	100%	100%
Omega Geração 1 S.A.	São Paulo	Holding	Control	100%	100%
Eólica Chuí IX S.A. (“Chuí IX”)	Rio Grande do Sul	Wind power generation – CGU Hermenegildo	Control	99.99%	99.99%
Eólica Hermenegildo I S.A. 4 (“Hermenegildo I”)	Rio Grande do Sul	Wind power generation – CGU Hermenegildo	Control	99.99%	99.99%
Eólica Hermenegildo II S.A. 4 (“Hermenegildo II”)	Rio Grande do Sul	Wind power generation – CGU Hermenegildo	Control	99.99%	99.99%
Eólica Hermenegildo III S.A. 4 (“Hermenegildo III”)	Rio Grande do Sul	Wind power generation – CGU Hermenegildo	Control	99.99%	99.99%
Santa Vitória do Palmar S.A. (“Santa Vitória do Palmar”)	Rio Grande do Sul	Holding	Control	78%	78%

Indirect Subsidiaries - Omega Geração
Centrais Eólicas Assuruá I SPE S.A. (“Assuruá I”)	Bahia	Holding	Control	100%	100%
Centrais Eólicas Assuruá II SPE S.A. (“Assuruá II”)	Bahia	Holding	Control	100%	100%
Delta 2 Energia S.A.	São Paulo	Holding	Control	100%	100%
Delta 3 I Energia S.A.	Maranhão	Wind power generation – CGU Delta 3	Control	100%	100%
Delta 3 II Energia S.A.	Maranhão	Wind power generation – CGU Delta 3	Control	100%	100%
Delta 3 III Energia S.A.	Maranhão	Wind power generation – CGU Delta 3	Control	100%	100%
Delta 3 IV Energia S.A.	Maranhão	Wind power generation – CGU Delta 3	Control	100%	100%
Delta 3 V Energia S.A.	Maranhão	Wind power generation – CGU Delta 3	Control	100%	100%
Delta 3 VI Energia S.A.	Maranhão	Wind power generation – CGU Delta 3	Control	100%	100%
Delta 3 VII Energia S.A.	Maranhão	Wind power generation – CGU Delta 3	Control	100%	100%
Delta 3 VIII Energia S.A.	Maranhão	Wind power generation – CGU Delta 3	Control	100%	100%
Delta 7 I Energia S.A.	Maranhão	Wind power generation – CGU Delta 7	Control	100%	100%
Delta 7 II Energia S.A.	Maranhão	Wind power generation – CGU Delta 7	Control	100%	100%
Delta 8 I Energia S.A.	Maranhão	Wind power generation – CGU Delta 8	Control	100%	100%
Gargaú Energética S.A.	Rio de Janeiro	Wind power generation – CGU Gargaú	Control	100%	100%
Musca Energia S.A.	São Paulo	Holding	Control	100%	100%
Parque Eólico Assuruá II S.A.	Bahia	Wind power generation – CGU Assuruá	Control	100%	100%
Parque Eólico Assuruá III S.A.	Bahia	Wind power generation – CGU Assuruá	Control	100%	100%
Parque Eólico Assuruá IV S.A.	Bahia	Wind power generation – CGU Assuruá	Control	100%	100%
Parque Eólico Assuruá V S.A.	Bahia	Wind power generation – CGU Assuruá	Control	100%	100%
Parque Eólico Assuruá VII S.A.	Bahia	Wind power generation – CGU Assuruá	Control	100%	100%
Parque Eólico Capoeiras III S.A.	Bahia	Wind power generation – CGU Assuruá	Control	100%	100%
Parque Eólico Curral de Pedras I S.A.	Bahia	Wind power generation – CGU Assuruá	Control	100%	100%
Parque Eólico Curral de Pedras II S.A.	Bahia	Wind power generation – CGU Assuruá	Control	100%	100%
Parque Eólico Diamante II S.A.	Bahia	Wind power generation – CGU Assuruá	Control	100%	100%
Parque Eólico Diamante III S.A.	Bahia	Wind power generation – CGU Assuruá	Control	100%	100%
Parque Eólico Laranjeiras I S.A.	Bahia	Wind power generation – CGU Assuruá	Control	100%	100%
Parque Eólico Laranjeiras II S.A.	Bahia	Wind power generation – CGU Assuruá	Control	100%	100%
Parque Eólico Laranjeiras III S.A.	Bahia	Wind power generation – CGU Assuruá III	Control	100%	100%
Parque Eólico Laranjeiras V S.A.	Bahia	Wind power generation – CGU Assuruá	Control	100%	100%
Parque Eólico Laranjeiras IX S.A.	Bahia	Wind power generation – CGU Assuruá III	Control	100%	100%
Porto Salgado Energia S.A.	Piauí	Wind power generation – CGU Delta 1	Control	100%	100%
Porto das Barcas Energia S.A	Piauí	Wind power generation – CGU Delta 1	Control	100%	100%
Porto do Parnaíba Energia S.A.	Piauí	Wind power generation – CGU Delta 1	Control	100%	100%
Porto do Delta Energia S.A.	Piauí	Wind power generation – CGU Delta 2	Control	100%	100%
Sigma Energia S.A.	Minas Gerais	Hydroelectric power plant with SHP – CGU Serra das Agulhas	Control	100%	100%
Testa Branca I Energia S.A.	Piauí	Wind power generation – CGU Delta 2	Control	100%	100%
Testa Branca III Energia S.A.	Piauí	Wind power generation – CGU Delta 2	Control	100%	100%
Chuí Holding S.A. (“Santa Vitória do Palmar”)	Rio Grande do Sul	Holding	Control	78%	78%
Eólica Chuí I S.A. (“Santa Vitória do Palmar”)	Rio Grande do Sul	Wind power generation – CGU Santa Vitória do Palmar	Control	78%	78%
Eólica Chuí II S.A. (“Santa Vitória do Palmar”)	Rio Grande do Sul	Wind power generation – CGU Santa Vitória do Palmar	Control	78%	78%
Eólica Chuí IV S.A. (“Santa Vitória do Palmar”)	Rio Grande do Sul	Wind power generation – CGU Santa Vitória do Palmar	Control	78%	78%
Eólica Chuí V S.A. (“Santa Vitória do Palmar”)	Rio Grande do Sul	Wind power generation – CGU Santa Vitória do Palmar	Control	78%	78%
Eólica Chuí VI S.A. (“Santa Vitória do Palmar”)	Rio Grande do Sul	Wind power generation – CGU Santa Vitória do Palmar	Control	78%	78%

Eólica Chuí VII S.A. (“Santa Vitória do Palmar”)	Rio Grande do Sul	Wind power generation – CGU Santa Vitória do Palmar	Control	78%	78%
Eólica Geribatu I S.A. (“Santa Vitória do Palmar”)	Rio Grande do Sul	Wind power generation – CGU Santa Vitória do Palmar	Control	78%	78%
Eólica Geribatu II S.A. (“Santa Vitória do Palmar”)	Rio Grande do Sul	Wind power generation – CGU Santa Vitória do Palmar	Control	78%	78%
Eólica Geribatu III S.A. 4 (“Santa Vitória do Palmar”)	Rio Grande do Sul	Wind power generation – CGU Santa Vitória do Palmar	Control	78%	78%
Eólica Geribatu IV S.A. 4 (“Santa Vitória do Palmar”)	Rio Grande do Sul	Wind power generation – CGU Santa Vitória do Palmar	Control	78%	78%
Eólica Geribatu V S.A. 4 (“Santa Vitória do Palmar”)	Rio Grande do Sul	Wind power generation – CGU Santa Vitória do Palmar	Control	78%	78%
Eólica Geribatu VI S.A. (“Santa Vitória do Palmar”)	Rio Grande do Sul	Wind power generation – CGU Santa Vitória do Palmar	Control	78%	78%
Eólica Geribatu VII S.A. (“Santa Vitória do Palmar”)	Rio Grande do Sul	Wind power generation – CGU Santa Vitória do Palmar	Control	78%	78%
Eólica Geribatu VIII S.A. (“Santa Vitória do Palmar”)	Rio Grande do Sul	Wind power generation – CGU Santa Vitória do Palmar	Control	78%	78%
Eólica Geribatu IX S.A. (“Santa Vitória do Palmar”)	Rio Grande do Sul	Wind power generation – CGU Santa Vitória do Palmar	Control	78%	78%
Eólica Geribatu X S.A. (“Santa Vitória do Palmar”)	Rio Grande do Sul	Wind power generation – CGU Santa Vitória do Palmar	Control	78%	78%
Joint Venture (equity accounting)	Location of operations	Activity		June 31, 2021	December 31, 2020
Hidrelétrica Pipoca S.A.	Minas Gerais	Hydroelectric power plant with SHP	Shared control	51%	51%
Omega Comercializadora de Energia S.A. (“OMC”) ¹	São Paulo	Electric power trading		51%	51%
Pirapora Solar Holding S.A.	Minas Gerais	Solar power generation		50%	50%
Pirapora II Solar Holding S.A.	Minas Gerais	Solar power generation		50%	50%
Pirapora III Solar Holding S.A.	Minas Gerais	Solar power generation		50%	50%
Ventos da Bahia 1 Geração de Energia S.A.	Bahia	Wind power generation		50%	50%
Ventos da Bahia 2 Geração de Energia S.A.	Bahia	Wind power generation		50%	50%

Combined interim financial information for Omega Desenvolvimento

				% Total Interest
Subsidiaries (direct and indirect)	Location of operations	Activity and CGU		June 31, 2021	December 31, 2020
Direct subsidiaries
Omega Desenvolvimento de Energia 4 S.A. (“OD4”)	Bahia	Holding	Control	100%	-
Assuruá 5 Holding Energia S.A. ("Assuruá 5")	Bahia	Holding	Control	100%	-
Omega Desenvolvimento Comercializadora Energia Ltda. (“OMDC”)	São Paulo	Holding	Shared Control	100%	-
Indirect subsidiaries				100%
Centrais Eólicas Assuruá IV S.A. ("Assuruá IV”)	Bahia	Project development	Control	100%	-
Omega Desenvolvimento de Energia 2 S.A. (“OD2”)	Bahia	Project development	Control	100%	-
Omega Desenvolvimento de Energia 3 S.A. (“OD3”)	Bahia	Project development	Control	100%	-
Omega Desenvolvimento de Energia 5 S.A. (“OD5”)	Bahia	Project development	Control	100%	-
Omega Desenvolvimento de Energia 6 S.A. (“OD6”)	Bahia	Project development	Control	100%	-
Omega Desenvolvimento de Energia 7 S.A. (“OD7”)	Bahia	Project development	Control	100%	-
Omega Desenvolvimento de Energia 8 S.A. (“OD8”)	Bahia	Project development	Control	100%	-
Omega Desenvolvimento de Energia 9 S.A. (“OD9”)	Bahia	Project development	Control	100%	-
Omega Desenvolvimento de Energia 10 S.A. (“Assuruá 5 I”)	Bahia	Project development	Control	100%	-
Omega Desenvolvimento de Energia 11S.A. (“Assuruá 5 II”)	Bahia	Project development	Control	100%	-
Delta 9 S.A. (“Assuruá 5 III”)	Bahia	Project development	Control	100%	-
Omni Energia S.A. (“Omni”)	Belo Horizonte - Minas Gerais	Commercialization of electric power, provision of consultancy services in electric power.	Control	83.10%	83.10%
Joint Venture (equity accounting)	Location of operations	Activity and CGU		June 31, 2021	December 31, 2020
Omega Comercializadora de Energia Ltda. (“OMC”) ¹	São Paulo	Electric power trading	Control	49%	49%

¹ Omega Geração has a 51% stake in the OMC. As to other 49%, the Group has common control, thus 100% is considered in the combined.

In the period ended June 30, 2021, there was a change in the corporate name of certain subsidiaries as follows:

(i)	From CEA - Centrais Eólicas Assuruá S.A. to Assuruá Energia S.A.

(ii)	From CEA I - Centrais Eólicas Assuruá I SPE S.A. to Assuruá 1 Energia S.A.
(iii)	From Parque Eólico Assuruá II S.A. to Assuruá 1 I Energia S.A.
(iv)	From Parque Eólico Assuruá V S.A. to Assuruá 1 II Energia S.A.
(v)	From Parque Eólico Assuruá VII S.A. to Assuruá 1 III Energia S.A.
(vi)	From CEA III - Centrais Eólicas Assuruá III SPE S.A. to Assuruá 3 Energia S.A.
(vii)	From Parque Eólico Laranjeiras III S.A. to Assuruá 3 I Energia S.A.
(viii)	From Parque Eólico Laranjeiras IX S.A. to Assuruá 3 II Energia S.A.
(ix)	From Porto Salgado Energia S.A. to Delta 1 I energia S.A.
(x)	From Porto das Barcas Energia S.A. to Delta 1 II Energia S.A.
(xi)	From Porto Parnaíba Energia S.A. to Delta 1 III Energia S.A.
(xii)	From Sigma Energia S.A. to Serra das Agulhas Energia S.A.

The balance sheets and income statements that served as the basis for the combination are summarized below:

	June 30, 2021
	Assets	Liabilities	Net assets	Profit(loss)
ConsolidatedOmega Geração	10,249,461	6,460,010	3,789,451	(253,416)
Combined Omega Desenvolvimento	647,848	564,506	83,342	(58,871)
Exclusions	(9,359)	(27,932)	18,573	29,464
Combined balances	10,887,950	6,996,584	3,891,366	(282,823)

	December 31, 2020			June 30, 2020
	Assets	Liabilities	Net assets	Profit (loss)
Consolidated Omega Geração	10,593,204	6,738,364	3,854,840	(82,373)
Combined Omega Desenvolvimento	513,972	468,892	45,080	10,508
Exclusions	(45,666)	(36,814)	(8,852)	(5,359)
Consolidated balances	11,061,510	7,170,442	3,891,068	(77,224)

3.	RISK MANAGEMENT

The Group manages risk to support the achievement of its goals and to ensure the Group's financial strength and flexibility and going concern. Within the governance structure, the Board of Directors has an Audit and Risk Management Committee, which is responsible, among other duties, for supporting the Board of Directors in decisions related to risk management through recommendations and monitoring. There is also a Related Party Asset Trading Committee, which aims to ensure independence between the Group companies and ensure that the objectives of each of the companies and their respective shareholders are achieved without interference.

The Group's risk management strategy aims to provide an integrated view of the risks to which the Group is exposed, through a matrix of risks and impacts, periodically revised and updated, which includes the operational, financial, technology, legal, regulatory, people management, mergers and acquisitions, and funding areas.

Several risks are mapped, classified by their relevance, the most relevant being listed below:

•	Operating risks: related to the operational efficiency of assets, availability of systems, electric power generation deviations, people and internal processes;
•	Hydrological and climate risks: related to the electric power reallocation mechanism – MRE and estimates of inflows, solar incidence and winds in the climatic sub-regions where the assets are located;
•	Market risks: related to prices, inflation and interest rates;
•	Credit risk: related to credits with clients and financial investments;
•	Liquidity risk: related to non-compliance with financial obligations.

3.1 Operating risks

The Group hires outsourced service providers for the operation and maintenance ("O&M") activities of its electric power generating plants, commonly the equipment supplier itself, and, if these services are not properly performed, the Group may suffer a material adverse effect. The management of this risk is carried out in order to ensure the availability and operational efficiency of the plants, with maintenance plans and weekly monitoring being maintained, in addition to preventive maintenance plans and routine inspection of assets every six months, as well as the timely monitoring of electric power generation in parks, in order to carry out the necessary interventions, including in relation to service providers, to correct deviations.

The Group depends on the services of technical professionals in carrying out its activities and if the Group loses the main members of this staff, it will have to attract and train additional staff for its technical area, which may generate additional costs. The Group's people management area has a structured process for hiring and/or replacing key people for technical and leadership positions in the organization, in addition to maintaining objectives and programs for their continuous development and retention.

Additionally, the Group's processes and systems rely on an ERP that ensures the integration of information from the business areas with the Group's accounting and management systems and are periodically updated to capture relevant procedural changes and advances in the technological environment.

3.2 Risks of ongoing projects

Several risks are mapped, classified by their relevance. These risks are commonly linked to the development and prospecting of new projects. Liquidity risk is also monitored since Omega Desenvolvimento does not have a revenue flow from sales with clients. Thus, annually, a budget is prepared that provides for capital requests from shareholders to cover expenses with the execution of projects that will be carried out during the fiscal year. The company's liabilities are related to the payroll of employees and suppliers who provide services within the scope of the projects developed, both with short-term settlement, normally 30 days.

3.3 Hydrological and climate risk

The electric power generated by SHPs is influenced by the hydrological regime of the rivers in the regions where they are located. Due to regulatory requirements in Brazil, the revenue from the sale of electric power from the SHPs may not be earned by the electric power actually generated, but by the physical guarantee of each plant, determined by the granting authority, in an optional mechanism called MRE, which makes the sharing of electric power, transferring the surplus from those who generated beyond their individual physical guarantees to those who generated below them. The option is carried out annually.

Any differences between the generation and the physical guarantee of the MRE are adjusted proportionally between the participants and the amount of this adjustment is valued at the PLD, by applying an adjustment factor known as the Generation Scaling Factor (GSF). Thus, there is a systemic risk related to the proper functioning of the MRE.

SHP Serra das Agulhas and SHP Pipoca (unconsolidated joint venture) participate in this mechanism and represent an exposure of approximately 2.2% of the Group's portfolio with exposure to this risk, considering the installed capacity of the plants. The Group understands that this is a systemic risk, however with a low impact potential for the Group.

In the wind assets held by the Group, the electric power sale agreements in the regulated market have a structure that mitigates the financial impact of intermittent wind resources. Agreements are carried out through the availability modality, with monthly payments, with no monthly electric power delivery obligation. In addition, for four-year band agreements, the annual obligations are defined from lower and upper bands of generation, so that there is no economic impact to the assets if electric power generation is within these bands, (lower limit of -10% and upper limits of 30% for the 1st year, 20% for the 2nd year and 10% for the 3rd year and 0% for the 4th year, which act as financial flow stabilizers). Generation variations are necessarily equalized only every 4 years, when any negative or positive variation is settled. Among the Group's wind farms contracted with the ACR, only the CGU Delta 5 and Delta 6 are not subject to this mechanism, as generation variations are adjusted annually.

3.4 Market risk

The risk related to interest rates arises from the fluctuation of market rates. The Group's exposure mainly derives from loans and financing and financial investments with fixed or post-fixed interest rates, also subject to TJLP (Long-Term Interest Rate), CDI (Interbank Deposit Certificate) and inflation indices. The portfolio made up of these financial instruments is monitored on a monthly basis, allowing the monitoring of financial results and their impact on cash flow. As for the risk of inflation acceleration, the long-term electric power sales agreements in force have an annual inflation adjustment section, which represents a natural hedge for debts and obligations indexed to inflation rates. A sensitivity analysis on the impacts arising from this risk is presented in Note 29.2.

The Group sells electric power in the ACR and ACL. In the ACR, the sale takes place through agreements originating from auctions, whose prices are predetermined, corrected by a certain inflation index. In this environment, the risk to market price and PLD variations arises from the power balance adjustments, when the generation is different from the electric power sold, settled in the short term by the CCEE, according to the rules of each agreement and its bands, as described in item hydrological and climatic risk above. A substantial portion of the electric power sold is tied to regulated agreements, which reduces the Group's exposure to price variations. Occasionally, in order to strategically adjust its position to the market moment, the Group may terminate power agreements, which consists of untying the electric power generated from the ACR to trade it in the ACL, in accordance with ANEEL rules.

In the ACL, the Group seeks to sell the electric power available in short, medium and long term agreements, aiming at obtaining attractive prices and reducing the risk of exposure to short term prices (spot or PLD). In general, in the portion of assets linked to the ACL, the difference between generation and sale is settled in the short-term market by the CCEE. Factors related to the liquidity of the electric power market can affect market prices.

3.5 Credit risk

Credit risks arise from the Group's commercial transactions, including future sales commitments already contracted or financial investments.

As a way to minimize the credit risk in electric power sale agreements for free consumers, trading companies and generators in the ACL, the Group, through its credit area, carries out an analysis and establishes, in accordance with its Credit Policy, the guarantees that should be required from these counterparties. The credits of all clients and their exposure to the various sectors of the economy are periodically evaluated in order to maintain portfolio diversification and reduce exposure to sector-specific risk.

In the ACR, the counterparties arise from agreements acquired in auctions carried out by ANEEL, through the CCEE, whose contractual standard established in the Electric Power Commercialization Convention in ANEEL Normative Resolution No. 109/2004 requires the constitution of financial guarantees as a necessary condition for adhesion and operation of the market agent within the scope of the CCEE. This mechanism minimizes the credit risk of the counterparty in these agreements in transactions settled in the short term.

With respect to financial investments, credit limits are assessed and enforced for each counterparty to which we have credit exposure. In addition, the Group seeks to diversify its portfolio and observes different solvency and liquidity indicators of the different counterparties that have been evaluated for trading.

The book value of financial assets represents the maximum credit exposure on the base date of the financial statement, and is summarized in the table below:

			Combined
	Note	June 30, 2021	December 31, 2020
Cash and cash equivalents	7	569,778	896,274
Clients	8	324,030	352,567
Restricted cash	7	510,411	461,771
Total		1,404,219	1,710,612

3.6 Liquidity risk

Liquidity risk concerns the possibility of the Group failing to comply with its financial obligations within the expected dates, as well as difficulties to meet its cash flow needs in view of liquidity restrictions of the market. The main financial liabilities are financing with BNB, BNDES, debentures issued, ACR accounts payable and operating leases, and their contractual maturities are shown in Notes 14 and 19.

The Group monitors the expected level of cash flows inflows and outflows individually by subsidiary, in order to ensure an adequate supply of cash in each transaction. Occasionally, capital advance instruments or reserve accounts linked to the projects may be used for specific cash coverage.

As to the risk of debt acceleration, the Group's financing agreements contain restrictive covenants usually applicable to this type of transactions, requiring the compliance with certain economic and financial ratios, cash generation and other factors. These restrictive covenants have been complied with and do not limit the ability to carry out the normal course of transactions, as disclosed in Note 14.5.

3.7 Insurance

The Group maintains civil and property liability insurance that covers, among other risks, fire or damage to the Group's properties, such as electrical/material damage, machinery breakdown, robbery/theft of property, windstorm, hurricane, cyclone, tornado, hail, lightning, explosion, implosion and aircraft crashes, as well as damage to third parties. In addition, the Group also has loss of profits coverage that indemnifies the loss of net income and fixed expenses resulting from material damages that incur in interruption of its business for a period of up to 12 months. The Group believes that there is a low risk of financial impact arising from a possible interruption in one of its businesses, given the diversification of its portfolio. The total amount of insurance coverage is approximately BRL 4.9 billion. The Group believes that they maintain adequate insurance for the Group's market in Brazil.

The Group has engineering insurance for construction risks on all assets under implementation. The term of these insurances covers the entire period of implementation and commissioning of the assets and has coverage in line with the best market practices

4.	SPECIAL EVENTS OCCURRING DURING THE PERIOD

Special events that occurred during the fiscal year are those that, in the Group's judgment, significantly impacted the financial and equity position, either by their nature or by their significant value.

The special events identified are described below.

4.1 Public offering of secondary distribution of shares

On January 22, 2021, Omega Geração announced, through a Material Fact, the holding of a secondary distribution public offering with restricted efforts of 24,479,998 common shares, issued by Omega Geração and held by Bolt Fundo de Investimento em Participações Multiestratégia, equity investment fund managed by Tarpon Gestora de Recursos S.A.

On January 28, 2021, Omega Geração disclosed, through a Material Fact, the pricing of this public offering, setting the price per Share at BRL 39.00, totaling BRL 954,720. The settlement of the Offering by investors took place on February 2, 2021.

4.2 Share capital increase arising from the exercise of granted options

On February 5, May 14 and June 23, 2021, the Board of Directors of Omega Geração approved the share capital increase in the amount of BRL 1,700, BRL 2,698 and BRL 1,546, respectively, arising from the exercise of part of the granted options under the First and Second Program of the Second Plan and First, Second and Third Program of the Third Stock Option Plan of Omega Geração, as detailed in Note 25.

4.3. Stock buyback

On February 23, 2021, Omega Geração disclosed, through RCA, the private acquisition of 41,000 common, registered, book-entry shares with no par value, as a result of the exercise of the right to acquire all the shares held by a participant in the Omega Geração's Third Stock Option Plan, and are recorded as a balance of treasury shares in the amount of BRL 1,664.

4.4 Offering of simple debentures

On March 15, 2021, Omega Geração concluded the offering of simple debentures in the amount of BRL 1,050,000. Details of the issue of debentures by the Company are described in Note 11.2.1.

4.5 Signing of Assuruá 4 Transfer Agreement

On April 5, 2021, Omega Geração announced, through a Material Fact, the signing of the preliminary agreement for the transfer of the wind generation assets of the Assuruá 4 Complex, with a projected installed capacity of approximately 215 MW and expectedly coming into commercial operation in the early 2023, located in the state of Bahia, adjacent to the Assuruá 1, II and 3 Wind Power Complexes. The actual transfer of assets is subject to the fulfillment of certain conditions precedent, among which the start of commercial operation of this Complex.

4.6 Granting of options to Third Plan participants

On June 1, 2021, in RCA, the Third Stock Purchase Program was approved within the scope of the Third Stock Option Grant Plan of Omega Geração approved by the Special Shareholders' Meeting held on April 30, 2020, as detailed in Note 25.

4.7 Prepayment of debt acquisition of Assuruá 1 and II

In the period ended June 30, 2021, Omega Geração prepaid the installment E referring to accounts payable in the acquisition of Assuruá 1 and II in the amount of BRL 19,936 and BRL 80,000 to FIP IER, accounted for under other obligations, as mentioned in Notes 14 and 24.

4.8 Debt settlement of Gargaú and Hermenegildo

In the period ended June 30, 2021, the subsidiaries of Omega Geração, Gargaú, Hermenegildo and Santa Vitória do Palmar prepaid debts with BNDES and BRDE, as detailed in Note 11.2.2.

4.9 Price adjustment Ventos da Bahia 1 and 2

In the period ended June 30, 2021, Omega Geração and the sellers of Ventos da Bahia 1 and 2 completed the measurement and formalization of the price adjustment for the transaction for the acquisition of 50% interest by Omega Geração that took place on November 30, 2020. The price adjustment stage was provided for in the purchase agreement signed by the parties after the completion of the balance sheet on the closing date by the sellers, validated by Omega Geração in accordance with the contractual terms.

The adjustments arising from the price were considered as an adjustment of the consideration transferred, resulting in a reduction in the price paid in the amount of BRL 14,859, which was subject to deferred IRCS in the amount of BRL 5,051. Omega Geração reviewed the determination of the fair value of the identified assets and assumed liabilities and did not identify any assets or liabilities additional to the fair values initially allocated on the acquisition date. Consequently, the price adjustment resulted in the calculation of a gain on bargain purchase in the transaction. According to CPC 15, adjustments made during the 12-month period from the completion of the transaction must be recognized as if the accounting of the transaction had been completed on the acquisition date, therefore, the Company recorded this amount in the fiscal year ended on 31 December 2020. The amount of BRL 14,859 was received on April 9, 2021 from EDF Renewables.

4.10 Issuance of the 1st debenture

In the first half ended June 30, 2021, OD4 completed the issuance of the 1st Debenture. Information on this fundraising is in Note 11.

4.11 Effect of the New Coronavirus on interim financial statements

The Group has been monitoring the progress of the pandemic of the new Coronavirus (“Covid-19”) and until the date of presentation of these combined interim financial statements, no material impact on its activities was observed, although it is not possible to predict at this time the extent, severity and duration of impacts of this pandemic. Security measures were also taken for the administrative units in order to maintain the continuity of activities as determined by Decree No. 10.282 of March 20, 2020. The Group will continue to closely observe the progress of this matter, as well as its possible financial impacts.

5.	ACQUISITION OF INTERESTS

Accounting policy

The acquisition method is used to account for each business combination performed by Omega Group, which consists of 4 steps:

•	Determine the acquisition date;
•	Determine the acquirer and the acquiree;
•	Determine the consideration transferred for the acquisition of control (Price); and
•	Measure the goodwill or gain on bargain purchase.

The acquisition date is the date the Omega Group takes control of the assets.

Business combinations are accounted for by applying the acquisition method. The cost of an acquisition is measured by the sum of the consideration transferred, which is valued based on the fair value on the acquisition date, and the value of any non-controlling interest in the acquiree. For each business combination, the acquirer shall measure the non-controlling interest in the acquiree at fair value, or based on its interest in the net assets identified in the acquiree. Costs directly attributable to the acquisition costs are booked when incurred.

When acquiring a business, the Group evaluates the financial assets and liabilities assumed for the purpose of classifying and allocating them in accordance with the contractual terms, economic circumstances, and the relevant conditions on the acquisition date, which includes segregation, on the part of the acquiree, of embedded derivatives existing in the host agreements with the acquiree.

The consideration transferred for the acquisition of a business is the fair value of the transferred assets, including cash, liabilities incurred and equity instruments issued by Omega Geração on the acquisition date. The cost of an acquisition is measured by the sum of the consideration transferred, which is valued based on the fair value on the acquisition date, and the value of any non-controlling interest in the acquiree.

Any contingent consideration to be transferred by the acquirer will be recognized at fair value on the purchase date. Subsequent changes in the fair value of the contingent consideration considered as an asset or as a liability shall be recognized in accordance with CPC 48 in the income statement.

Costs directly related to acquisition are recorded in the income statement for the fiscal year as incurred.

Goodwill due to expected future profitability or gain on bargain purchase is measured as the difference between the fair value of assets acquired and liabilities assumed in relation to the consideration transferred and is recognized on the acquisition date. When the consideration transferred is greater than the fair value of the assets, goodwill is recognized in the asset and tested for impairment in accordance with the accounting policy described in Note 13. When it is lower, a gain on bargain purchase is recognized in profit or loss for the fiscal year.

Intangible assets recognized within the scope of the business combination are accounted for in accordance with the accounting policy described in Note 12.

When a transaction involves the assumption of control of a business by the Group, but there is no change in the ultimate parent companies of that business, the Group records the transaction at its carrying amounts, without any gain or goodwill.

Acquisitions of interest in jointly controlled businesses are also accounted for using the acquisition method, however considering the proportion of interest acquired in the assets and liabilities of the jointly controlled business.

Significant estimates and accounting judgments

Accounting for a business combination requires the Group to exercise critical judgment in determining the fair value of the assets and liabilities of the businesses being acquired. In this sense, the Group makes assumptions about future conditions that are uncertain, including future electric power prices, interest rates, inflation, weather conditions, operating costs and useful lives of assets. Changes in some of these assumptions could impact the business and the expected results could differ materially from the amounts estimated on the date of acquisition of control.

5.1 Transactions in 2021

The Group did not complete business acquisition transactions during the six-month period ended June 30, 2021.

5.1.1 Acquisition of Delta 7 and Delta 8

The Board of Directors, at a meeting held on December 28, 2018, approved, after the recommendation of the Related Party Asset Trading Committee, the signing by the Group of a Term Sheet between Omega Geração and Omega Gestora de Recursos Ltda together with Tarpon Gestora de Recursos S.A. ("Managers") through which Omega Geração and the Managers granted, respectively, options for (i) acquisition or corporate restructuring and (ii) sale or corporate restructuring for the transfer of assets generating wind power denominated Delta 7 and Delta 8, with an installed capacity of 97.2 MW, which came into commercial operation at the end of 2019, both located in Maranhão, adjacent to the Delta 3, Delta 5 and Delta 6 Wind Complexes.

On January 8, 2020, Omega Geração announced the completion of the transaction through a Material Fact, resulting in the acquisition of all shares issued by Delta 7 Energia S.A. (“Delta 7”) and all shares issued by Delta 8 Energia S.A. (“Delta 8”), after compliance with the conditions precedent established in the transaction. The price paid was BRL 282,836, corresponding to the fair value of the plants on the acquisition date, the amount of BRL 3,642 having been subsequently recognized as a result of the variation in the working capital of the assets. Additionally, up to BRL 14,323 may be paid after 3 years subject to the performance of Delta 7 and up to BRL 4,764 subject to the performance of Delta 8.

The transaction for the acquisition of Delta 7 and Delta 8 was carried out with investment funds managed in the context of the control group of Omega Geração. In this sense, Omega Geração concluded that accounting under the acquisition method recommended by CPC15 is not applicable, since the transaction is outside the scope of said pronouncement. Thus, assets acquired and liabilities assumed were recorded at carrying amounts, in accordance with the provisions of CPC 36.

The main conditions precedent established in the agreement for the acquisition were fulfilled on January 8, 2020, thus Omega Geração now holds control of the Delta 7 and Delta 8 operations, consolidating its financial statements from that month on.

According to CPC 36, the difference between the amount paid and the shareholders' equity value of the assets on the acquisition date was accounted for under equity valuation adjustment line item, in the Group's equity, as a result of the transaction between shareholders, and is calculated according to the table below:

BRL thousand
Price paid on acquisition	282,836
Price adjustment (i)	3,642
Total paid on acquisition	286,478
(-) Equity of Delta 7 on acquisition	(88,745)
(-) Equity of Delta 8 on acquisition	(50,050)
(=) Result on transaction with shareholders	147,683

(i) The Share Purchase and Sale Agreement and Other Covenants provided for an adjustment to the closing price. In the fiscal year ended December 31, 2020, the amount of BRL 3,642 was recognized due to the variation in the working capital of assets.

The book value of assets and liabilities in the initial restatement are presented below:

Combined balances as of January 1, 2020	Delta 7	Delta 8
Cash and cash equivalents	89,224	50,505
Clients	13,840	9,671
Other assets	2,038	1,063
Financial investments - Restricted cash	4,878	2,570
Property, Plant and Equipment (Note 11)	265,714	143,246
Intangible (Note 12)	3,788	2,106
Assets	379,482	209,161
Suppliers	3,356	929
Loans and financing (Note 14)	273,364	146,701
Lease liabilities (Note 19)	3,735	2,071
Labor and tax obligations	1,880	970
Other liabilities	8,402	8,440
Liabilities	290,737	159,111

Total net assets	88,745	50,050

5.1.2 Acquisition of Assuruá III

On December 27, 2019, Omega Geração entered into a binding agreement with the Fundo de Investimentos em Participações em Infraestrutura Energias Renováveis (“FIP IEER”) for the transfer of all shares issued by Assuruá III – Centrais Eólicas Assuruá III SPE S.A., holders of the Laranjeiras III and Laranjeiras IX wind generation projects, located in the interior of Bahia. This acquisition is part of the first offering agreement that Omega Geração has on the FIP IEER portfolio.

The transaction was completed on March 30, 2020, after verification by the Board of Directors of Omega Geração on the completion of the conditions precedent, followed by (i) the payment in cash in the amount of BRL 19,771, leaving an installment of BRL 448, which was paid on April 6, 2020, in connection with the acquisition of 10% of the shares of Assuruá III; and (ii) the delivery of 5,000,000 shares issued by Omega Geração, within the scope of the merger of 90% of the shares of Assuruá III.

The transaction was accounted for using the acquisition method recommended by CPC15, since the parties that controlled the asset before the transaction were not part of the Group's control block, the transaction thus being a business combination.

Omega Geração completed the allocation of the fair value of the identifiable assets acquired and the liabilities assumed in this transaction, as provided for in CPC 15 - Business combinations.

Transaction-related costs totaled BRL 455 and were recognized in the statement of income as administrative expenses.

(a) Consideration transferred for acquisition of control

The transaction price was composed of the installments paid and payable in cash, as well as the issuance of common shares, as shown in the table below:

Item	BRL	Reference
Installment paid in case on March 30, 2020	19,771
Installment paid in case on April 06, 2020	448
Issue of 5,000,000 common shares	201,016	(i)
Adjustment to fair value of issued shares	(57,666)	(ii)
Total consideration transferred for acquisition of control	163,569

(i) Issue of shares

The issue of 5,000,000 common shares was approved by the Board of Directors on March 30, 2020, within the authorized share capital of Omega Geração. The share capital was increased by BRL 201,016, representing an issue price of BRL 40.20318/share, corresponding to the fair value of 90%

of the shares of Assuruá III. The fair value of the shares was evaluated by an independent appraiser, in accordance with Law 6.404/76.

(ii) Adjustment to fair value of issued shares

Pursuant to item 37 of CPC15(R1), the shares issued were revalued, on an accounting basis, at their fair value on the acquisition date, as they are equity instruments issued as consideration transferred by the control of Assuruá III. In making this assessment, Omega Geração took into account that the shares are assets with a price quoted in an active market, within Level 1 of fair value established by CPC 48 and considered the price traded on B3 on the acquisition date, in the amount of BRL 28.67/share.

As a result, an equity valuation adjustment was recorded in shareholders' equity in the amount of this price difference, in the amount of BRL 57,666, as compensation for the amount of the consideration transferred.

(b) Assuruá III acquired assets and assumed liabilities

In the table below, we present a summary of the assets acquired and liabilities assumed at their carrying amounts, preliminary adjusted to the fair values of Assuruá III on the acquisition date, March 30, 2020:

Combined as of March 30, 2020	Carrying amounts	Adjustments to fair value (i)	Adjusted values
Cash and cash equivalents	6,947	-	6,947
Trade receivables	1,593	-	1,593
Other current assets	85	-	85
Property, Plant and Equipment (Note 11)	252,573	-	252,573
Intangible (Note 12)	-	149,473	149,473
Total acquired assets	261,198	149,473	410,671
Loans and financing (Note 14)	182,872	-	182,872
Current operating liabilities	4,100	-	4,100
Other non-current liabilities	601	-	601
Total assumed liabilities	187,573	-	187,573

Acquired net assets	73,625	149,473	223,098

(i) Adjustment to fair value

Omega Geração prepared the valuation of assets and liabilities at fair value, considering the following aspects:

•	Cash, cash equivalents, receivables, debts and other operating assets and liabilities: Assuruá III transactions recorded under these line items are represented by agreements carried out under normal market conditions, therefore the carrying amounts approximated their fair values. In relation to receivables, there is no expectation of loss;

•	Property, Plant and Equipment: Assuruá III wind farms are new, thus they correspond to their fair value when considering the replacement cost methodology;

•	Intangible: the preliminary assessment resulted in the attribution of value to the wind power purchase agreements in force on the acquisition date, as well as to the rights arising from the government authorization for the exploration of wind energy, as shown in the table below:

Item	BRL	Useful life	Assessment methods	Assessment assumptions
Power purchase agreements	79,740	19 years	Income approach: analysis of the company's projected results, before taxes, considering contracted volumes and prices, as well as operating and maintenance costs, as well as other projected operating expenses. The charges on contributing assets directly linked to the assets in question (CAC) were considered.	Projective period: up to 50 years. Nominal CAPM rate 12.2% p.a. (real terms) Installed capacity: 50MW EBIT Margin: 62%
Governmental authorization	69,733	51 years

Total intangible assets	149,473

(c) Accounting recognition of gain on bargain purchase

According to item 32 of CPC 15, a gain on bargain purchase in the amount of BRL 59,529 was recognized on the acquisition date, being measured by the amount in which the fair value of the assets was higher than the consideration transferred for the acquisition of control, as shown in the following table:

BRL thousand
Transferred consideration (item (a))	(163,569)
Fair value of acquired assets and assumed liabilities (item (b))	223,098
(=) Gain on bargain purchase	59,529

The gain on bargain purchase resulted, for the most part, from the mismatch between the fair value of the consideration in shares of Omega Geração on the date of transfer of control of the assets as per item a(i) above and the value of the shares at the close of the market at same date as per item a(ii).

As a result, the gain on bargain purchase recorded in the transaction is neutralized by tax legislation and, as it is permanently transferred to the income statement in this situation, it is considered as a permanent exclusion in the calculation of IRPJ (Corporate Income Tax) and CSLL (Social Contribution on Net Income). Therefore, in relation to the amount of BRL 57,412, corresponding to the adjustment to the fair value of the shares issued and which makes up the gain on bargain purchase, a deferred tax liability was not recorded. The remaining portion of the gain composes the tax base and will be taxed definitively in the future only if the gain is realized through sale or corporate restructuring involving this interest.

Pursuant to CPC 32, a tax liability was recognized in the amount of BRL 719, but offset by the recognition of a deferred tax asset of the same amount on tax losses existing on the date of the financial statements and, as they are offset, they do not present amounts in the financial statements.

5.1.3 Acquisition of Nova Indaiá 1 and Nova Indaiá 2

Omega Geração entered into a Purchase and Sale Agreement with Grupo Desenvolvimento de Energia S.A. and Omega Desenvolvimento de Energia do Maranhão S.A., holders of 100% shares of Nova Indaiá 1 and Nova Indaiá 2.

The price paid for the acquisition was at book value, whose net assets are one hundred reais (BRL 100) for each company, totaling two hundred reais (BRL 200), upon bank deposit.

	Nova Indaiá 1%		Nova Indaiá 2%
Omega Desenvolvimento de Energia S.A.	99	99	99	99
Omega Desenvolvimento de Energia do Maranhão S.A.	1	1	1	1
	100	100	100	100

This acquisition transaction was carried out with investment funds managed in the context of the Omega Group's controlling group. In this sense, Omega Geração concluded that accounting under the acquisition method recommended by CPC15 is not applicable, since the transaction is outside the scope of said pronouncement. Thus, assets acquired and liabilities assumed were recorded at carrying amounts, in accordance with the provisions of CPC 36.

Pursuant to CPC 36, the difference between the amount paid and the equity value of the assets on the acquisition date must be recorded in Omega Geração's equity. As a result of this transaction between shareholders, there were no amounts recorded in equity, since the amount paid was equivalent to the value of the net assets of the acquired companies.

On August 31, 2020, the companies Indaiá Grande and Indaiazinho incorporated Nova Indaiá 1 and Nova Indaiá 2, respectively. The value of the assets and liabilities incorporated are presented below:

	Nova Indaiá 1	Nova Indaiá 2
Cash and cash equivalents	38,341	31,370
Financial investments - Restricted cash	179	150
Assets	38,520	31,520
Loans and financing	38,370	31,394
Tax obligations	6	5
Liabilities	38,376	31,399
Total net assets	144	121

As the assets were recorded at carrying amounts, no goodwill or gain was recognized in the financial statements.

This transaction had no effect on the consolidated financial statements since all companies were already wholly-owned subsidiaries of Geração Group.

5.1.4 Acquisition of all shares in Asteri

On October 30, 2020, as mentioned above, Omega Geração completed the acquisition of all preferred shares convertible into common shares issued by Asteri held by the XPOM Fund, representing 34.55% of Asteri's share capital. As a result of the acquisition, Omega Geração becomes the owner of all common and preferred shares issued by Asteri. In return for the acquisition of ownership of the XPOM Shares, Omega Geração paid the XPOM Fund the amount of BRL 137,371.

The Acquisition resulted from the exercise, on October 27, 2020, of the Group's preemptive right to purchase and acquire all XPOM Shares, for the Share Price, under the same terms and conditions of the binding offering submitted by XP Infra II Fundo de Investimento em Participações em Infraestrutura to the XPOM Fund on October 20, 2020.

According to CPC 36, the difference between the amount paid and the shareholders' equity value of the assets on the acquisition date was accounted for under equity valuation adjustment line item, in the Group's equity, as a result of the transaction between shareholders, and is calculated according to the table below:

BRL thousand
Price paid on acquisition	137,371
(-) Equity on acquisition	(47,428)
(=) Result on transaction with shareholders	89,343

5.1.5 Acquisition of the Chuí Complex

On November 30, 2020, the acquisition of 78% of the assets of the SPEs that make up Santa Vitória do Palmar Complex and 99.99% of the assets of the SPEs that make up Hermenegildo Complex, both located in the state of Rio Grande do Sul (collectively “Chuí Complex”) was completed.

The transaction was carried out upon a firm proposal for acquisition from Omega Geração to Eletrobras, dated July 30, 2020 and subsequent execution of the respective share purchase and sale agreements on September 8, 2020, under conditions precedent, which bound the closing of the transaction including the approval of the Brazilian antitrust authority (“CADE”) and the consent of creditors. These conditions precedent were fulfilled during the 2nd half of 2020, and were completed by November 30, 2020, the date on which the parties carried out the transfer of control.

The final amount paid by Omega Geração after monetary restatement and debt movements totaled BRL 618,155. Considering the assumption of net debt of BRL 793,414 (as per table (a) consideration transferred for the acquisition of control), the final transaction amount was BRL 1,411,569.

The Chuí Complex, located in the cities of Chuí (RS) and Santa Vitória do Palmar (RS), comprises 28 wind farms, totaling 582.8 MW of installed capacity and has been in commercial operation since 2015. The projects are engaged in the free contracting environment (“ACL”) and total 302 wind turbines, 201 from Siemens Gamesa and 101 from GE, with full service O&M agreements.

The transaction was accounted for using the acquisition method recommended by CPC15, since the parties that controlled the asset before the transaction were not part of the Group's control block, the transaction thus being a business combination.

Omega Geração completed the allocation of the fair value of the identifiable assets acquired and the liabilities assumed in this transaction, as provided for in CPC 15 - Business combinations.

Acquisition-related costs of BRL 455 and were recognized in the statement of income as administrative expenses.

Since November 30, 2020, the date of its acquisition, Chuí Complex has contributed to Omega Geração with net revenue of BRL 39,964 and net loss of BRL 16,704.

Had it been acquired at the beginning of the fiscal year 2020, the Chuí Complex would have contributed to Omega Geração with net revenue of BRL 321,054 and net income of BRL 42,388.

(a) Consideration transferred for acquisition of control

The transaction price was divided into 2 installments, as detailed below, which added to the net debt existing in the acquired companies form the total transaction value:

Item	CGU Santa Vitória do Palmar	CGU Hermenegildo	BRL	Reference
5% installment paid in cash on September 8, 2020	23,519	7,254	30,773
Remaining installment updated according to agreement and paid in cash on November 30, 2020	448,922	138,460	587,382

Total consideration transferred for acquisition of control	472,441	145,714	618,155
Net debt existing in acquired companies	465,492	327,922	793,414	(i)
Final transaction value (enterprise value of Chuí Complex)	937,933	473,636	1,411,569

(i) Chuí Complex net debt on the acquisition date

The net debt existing on November 30, 2020 in the companies that comprise Chuí arises from the financing of the installation of the plant and is represented by agreements with BNDES and BRDE and by debentures, net of the cash balance, as shown in the table below:

	CGU Santa Vitória do Palmar	CGU Hermenegildo	Total
Cash and cash equivalents	42,519	68,218	110,737
Restricted cash	211,392	16,404	227,796
Loans, financing, and debentures	(719,403)	(412,544)	(1,131,947)
Net debt (*)	(465,492)	(327,922))	(793,414)

(*) The amount refers to the net debt in proportion to the Parent Company's interest, with CGU Santa Vitória do Palmar being 78% and Hermenegildo 99.99%.

Details on debt rates, terms and guarantees are presented in Note 14.

(b) Chuí Acquired assets and assumed liabilities

In the table below, we present a summary of the assets acquired and liabilities assumed at their carrying amounts, adjusted to the fair values of Chuí Complex on the acquisition date, November 30, 2020. The table below shows the result of the final evaluation:

		CGU Santa Vitória do Palmar
Consolidated as of 3 November 2020	Carrying amounts	Adjustments to fair value (i)	Adjusted values
Cash and cash equivalents	54,511	-	54,511
Clients	22,982	-	22,982
Other assets	49,802	-	49,802
Restricted cash	271,015	-	271,015
Property, Plant and Equipment	1,435,663	(254,509)	1,181,154
Intangible Assets	85,674	96,773	182,447
Total acquired assets	1,919,647	(157,736)	1,761,911
Loans and financing	922,312	-	922,312
Suppliers	119,314	-	119,314
Labor and tax obligations	4,950	-	4,950
Other liabilities	109,642	-	109,642
Total assumed liabilities	1,156,218	-	1,156,218

Acquired net assets	763,429	(157,736)	605,693
Fair value of non-controlling interest			(133,252)
Total consideration			472,441

(i)	Amounts represent 100% of the adjustment, and in the Parent Company the proportional amount was BRL 198,517 in the loss of property, plant and equipment and BRL 75,483 in the surplus of intangible assets.

There was no goodwill or gain on bargain purchase as a result of the acquisition of CGU Santa Vitória do Palmar.

		CGU Hermenegildo
Consolidated as of 3 November 2020	Carrying amounts	Adjustments to fair value (i)	Adjusted values
Cash and cash equivalents	68,225	-	68,225
Clients	8,933	-	8,933
Other assets	150,726	-	150,726
Restricted cash	16,405	-	16,405
Property, Plant and Equipment	577,424	(152,481)	424,943
Intangible Assets	24,297	-	24,297
Total acquired assets	846,010	(152,481)	693,529
Loans and financing	412,585	-	412,585
Suppliers	23,936	-	23,936
Labor and tax obligations	1,692	-	1,692
Other liabilities	18,370	-	18,370
Total assumed liabilities	456,583	-	456,583

Acquired net assets	389,427	(152,481)	236,946
Fair value of non-controlling interest			(23)
Gain on bargain purchase at acquisition			(91,209)
Total consideration			145,714

(ii)	Amounts represent 100% of the adjustment, and in the Parent Company the proportional amount was BRL 152,466 in the loss of property, plant and equipment.

According to item 32 of CPC 15, a gain on bargain purchase in the amount of BRL 91,209 regarding CGU Hermenegildo was recognized on the acquisition date, being measured by the amount in which the fair value of the assets was higher than the consideration transferred for the acquisition of control.

Pursuant to Law 12.973/14 and subsequent amendments, the acquisition price for tax purposes is comprised of the amounts arising from the acts entered into under commercial law, excluding from the IRPJ (Corporate Income Tax) and CSLL (Social Contribution on Net Income) tax basis, therefore, any accounting effect arising from the application of fair value assessments of assets, liabilities and equity instruments issued by the entity, such as those required by CPC15(R1), being recognized only at the time of its sale or corporate restructuring involving this interest, if the assets related to the recognition of the advantageous purchase have not been downloaded.

As a result, the gain on bargain purchase recorded in the transaction is temporarily neutralized by the tax legislation, although it is permanently transferred to the income for the fiscal year. Therefore, in relation to the amount of BRL 91,209 referring to the gain on bargain purchase, a deferred tax liability in the amount of BRL 31,009 was recorded.

(i) Adjustment to fair value

Omega Geração prepared the valuation of assets and liabilities at fair value based on internally developed projections and models, considering the following aspects:

•	Cash, cash equivalents, receivables, debts and other operating assets and liabilities: Chuí’s transactions recorded under these line items are represented by agreements carried out under normal market conditions, therefore the carrying amounts approximated their fair values. In relation to receivables, there is no expectation of loss;
•	Property, Plant and Equipment: the Chuí wind farms were valued using the discounted cash flow methodology and presented indications of non-recoverability of assets, and therefore recorded a loss in the amount of BRL 350,983, whose valuation assumptions are shown in the table below;
•	Intangible: the preliminary assessment resulted in the attribution of value to the rights arising from the government authorization for the exploration of wind power related to the CGU Santa Vitória do Palmar, as shown in the table below:
Item	BRL	Useful life	Assessment methods	Assessment assumptions
			Income approach: analysis of the company's projected results, before taxes, considering contracted volumes and prices, as well as operating and maintenance costs, as well as other projected operating expenses. The charges on contributing assets directly linked to the assets in question (CAC) were considered.	Projective period: up to 50 years. Nominal CAPM rate 11.5% p.a. (real terms) Installed capacity: 1,869W EBIT Margin: 54%
Governmental authorization	75,483	36 years

Total intangible assets	75,483

(c) Earn-out generation and put option

In the purchase and sale agreement of CGU Hermenegildo there is the possibility of earn-out payment related to electric power generation in the 2020-2022 triennium compared to the 2016-2018 triennium, according to which if the average generation of the 2020-2022 triennium is higher than that of the previous triennium, an amount of BRL 185/MWh must be paid by Omega Geração to the seller on the excess generation.

Omega Geração signed an agreement with Brave Winds, (owner of the remaining 22% of CGU Santa Vitória do Palmar) which, subject to certain conditions, may cause it to hold 100% of the shares of the SPE, which owns the assets related to CGU Santa Vitória do Palmar until June 30, 2022 in exchange for 3,236,607 shares issued by Omega Geração.

After analyzing the terms of the earn-out and put option, Omega Geração understood that it was not necessary to record the amounts on the acquisition date.

5.1.6 Acquisition of interest in jointly controlled businesses: Ventos da Bahia 1 and 2

As mentioned in Note 4.10, on August 23, 2020 Omega Geração completed the acquisition of a 50% stake in Ventos da Bahia 1 and 2 Complex from EDF Renewables do Brasil (EDF EN do Brasil

Participações Ltda.).

The transaction was carried out through the signing by the parties of a purchase and sale agreement (“PSA"), dated August 23, 2020 under customary closing conditions, including approval from creditors and CADE, all of which were fulfilled by December 8, 2020, the date on which the transaction was completed by the parties.

The financial settlement of the transaction took place on the closing date with the payment of BRL 360.5 million to the sellers.

With the completion of the transaction, Omega Geração and EDF began to manage the businesses of Ventos da Bahia 1 and 2 Complex jointly, based on a shareholders' agreement, which establishes that substantive business decisions must be taken together, without the preponderance of any of the members. Omega Geração and EDF are entitled to appoint an equal number of members of the Board of Directors and the Executive Board.

Omega Geração classified this interest as a joint venture, as provided for in CPC 18, and records this investment under the equity accounting, without consolidating its assets, liabilities and results. The transaction is initially being accounted for using the acquisition method recommended by CPC 18 and CPC15.

The Ventos da Bahia 1 and 2 Complex, located in the municipalities of Bonito and Mulungu do Morro (BA), comprises 7 projects, totaling 182.6 MW installed capacity and is 100% operational.

Acquisition-related costs of BRL 800 were recognized in the statement of income as administrative expenses.

Since December 8, 2020, the date of its acquisition, Ventos da Bahia 1 and 2 Complex has contributed to Omega Geração with net income of BRL 872.

Had it been acquired at the beginning of the fiscal year 2020, Ventos da Bahia 1 and 2 Complex would have contributed to Omega Geração with net income of BRL 10,670.

The Ventos da Bahia 1 and 2 Complex is made up of 2 holdings and 7 wind farms, which are legally distinct and were acquired separately. When allocating the transaction amounts, Omega Geração assessed that there is only one cash-generating unit, given the interdependence of the operation of the plants and the common use of utilities such as transformation substations and transmission lines. The existence of holding companies is linked to the phasing of investments

(a) Consideration transferred for the acquisition of interest

The price paid for the transaction was BRL 360,500, which payment was made in a single installment, in cash, on the closing date.

(b) Acquired assets and assumed liabilities

In the table below, we present a summary of the assets acquired and liabilities assumed, referring to Ventos da Bahia 1 and 2 Complex, at their carrying amounts, adjusted to fair values on the acquisition date. This information represents the combined balance sheets of Ventos da Bahia 1 and 2 Complex on the acquisition date:

Combined as of 3 November 2020.	Carrying amounts	Adjustments to fair value (i)	Adjusted values
Cash and cash equivalents	118,681	-	118,681
Clients	61,359	-	61,359
Other assets	3,849	-	3,849

Restricted cash	30,834	-	30,834
Property, Plant and Equipment	999,840	-	999,840
Intangible Assets	16,131	336,197	352,328
Total assets	1,230,694	336,197	1,566,891
Loans and financing	780,876	-	780,876
Suppliers	3,958	-	3,958
Other liabilities	52,282	-	52,282
Total liabilities	837,116	-	837,116

Net assets	393,578	336,197	729,775
% Acquired			50%
Net assets			364,888

(i) Adjustment to fair value

Omega Geração prepared the valuation of assets and liabilities at fair value based on independent valuations, considering the following aspects:

•	Cash, cash equivalents, receivables, debts and other operating assets and liabilities: represented by agreements carried out under normal market conditions, therefore the carrying amounts approximated their fair values. In relation to receivables, there is no expectation of loss;
•	Property, Plant and Equipment: the assets of Ventos da Bahia 1 and 2 Complex are new, with construction completed close to the acquisition date, therefore representing their fair value when considering the replacement cost methodology;
•	Intangible: the preliminary assessment resulted in the attribution of value to the wind power purchase agreements, as well as to the existence of government authorization for the exploration of wind energy, as shown in the table below:

Item	BRL	Average useful life	Assessment methods	Assessment assumptions
Power purchase agreements	140,609	17.9	Income approach: analysis of the company's projected results, before taxes, considering contracted volumes and prices, as well as operating and maintenance costs, as well as other projected operating expenses. The charges on contributing assets directly linked to the assets in question (CAC) were considered.	Projective period: up to 50 years. Nominal CAPM rate 11.5% p.a. (real terms) Installed capacity: 182.6W EBIT Margin: 54%
Governmental authorization	27,489	50.5

Total intangible assets	168,098

(c) Accounting recognition of gain on bargain purchase

According to item 32 of CPC 15, a gain on bargain purchase in the amount of BRL 4,388 regarding the Ventos da Bahia 1 and 2 Complex was recognized on the acquisition date, being measured by the amount in which the fair value of the assets was higher than the consideration transferred for the acquisition of control, as shown in the following table:

BRL thousand
Transferred consideration (item (a))	(360,500)
Fair value of acquired assets and assumed liabilities 50%	364,888
(=) Gain on bargain purchase	4,388

Pursuant to Law 12.973/14 and subsequent amendments, the acquisition price for tax purposes is comprised of the amounts arising from the acts entered into under commercial law, excluding from the IRPJ (Corporate Income Tax) and CSLL (Social Contribution on Net Income) tax basis, therefore, any accounting effect arising from the application of fair value assessments of assets, liabilities and equity instruments issued by the entity, such as those required by CPC15(R1), being recognized only at the time of its sale or corporate restructuring involving this interest, if the assets related to the recognition of the advantageous purchase have not been downloaded.

As a result, the gain on bargain purchase recorded in the transaction is temporarily neutralized by the tax legislation, although it is permanently transferred to the income for the fiscal year. Therefore, in relation to the amount of BRL 4,388 referring to the gain on bargain purchase, a deferred tax liability in the amount of BRL 1,490 was recorded.

(d) Price adjustment

Omega Geração and the sellers of Ventos da Bahia 1 and 2 completed the measurement and formalization of the price adjustment for the transaction for the acquisition of 50% interest by Omega Geração that took place on November 30, 2020. The price adjustment stage was provided for in the purchase agreement signed by the parties after the completion of the balance sheet on the closing date by the sellers, validated by Omega Geração in accordance with the contractual terms.

The adjustments arising from the price were considered as an adjustment of the consideration transferred, resulting in a reduction in the price paid in the amount of BRL 14,859, which was subject to deferred IRCS in the amount of BRL 5,051. Omega Geração reviewed the determination of the fair value of the identified assets and assumed liabilities and did not identify any assets or liabilities additional to the fair values initially allocated on the acquisition date. Consequently, the price adjustment resulted in the calculation of a gain on bargain purchase in the transaction. According to CPC 15, adjustments made during the 12-month period from the completion of the transaction must be recognized as if the accounting of the transaction had been completed on the acquisition date. The amount of BRL 14,859 was received on April 9, 2021 from EDF Renewables.

6.	INFORMATION BY BUSINESS SEGMENT

The Group divided its operations into five reportable segments: operations from wind sources, water sources, solar sources and trading company. The segments are aligned with the structure used by Management to assess the group's performance and are reflected in its management reports used for monitoring and decision-making. The bodies responsible for making these operational, resource allocation and performance assessment decisions include the Executive Boards and the Board of Directors, which use information on electric power generation and trading in average MWh and MW, revenues, operating and maintenance (O&M) expenses, fixed general and administrative expenses (G&A) and, as a result, EBITDA, financial results arising from the capital structure and net income.

The information presented to Management with the respective performance of each segment is derived from records kept in accordance with accounting practices, with some reallocations between segments.

In the table below, we present operating information on the assets of each segment:

CGUs	Segment	Number of plants in operation	Location	Start of long-term agreements	Installed capacity (MW)	Main contracting environment
Santa Vitória do Palmar	Wind	16	Rio Grande do Sul	May-17	402.0	ACL
Assuruá 1 and II	Wind	13	Bahia	Assuruá I Apr/2016	303.0	LER
				Assuruá II Apr/2018
Delta 3	Wind	8	Maranhão	Jan-18	220.8	ACR - Auction A-3 2015
Ventos da Bahia 1 and 2 (*)	Wind	7	Bahia	Sep/17 and Sep/18	182.6	ACR - Auction A-5 2013 and ACR - LER 2015
Hermenegildo	Wind	7	Rio Grande do Sul	May-17	180.8	ACL
Delta 2	Wind	3	Piauí	Jan-18	74.8	ACR - Auction A-5 2013
Delta 1	Wind	3	Piauí	Jul-14	70.0	ACR - Auction A-3 2011
Delta 7	Wind	2	Maranhão	Oct-19	62.1	ACL
Delta 5	Wind	2	Maranhão	Jan-19	54.0	ACR - New Electric Power Auction No. 05/2017

Delta 6	Wind	2	Maranhão	Jan-19	54.0	ACR - Auction A-6 2017
Assuruá 3	Wind	2	Bahia	Apr-19	50.0	LEN
Delta 8	Wind	1	Maranhão	Oct-19	35.1	ACL
Gargaú	Wind	1	Rio de Janeiro	Oct-10	28.1	PROINFA
Indaiás	Water	2	Mato Grosso do Sul	Jul-12	32.5	ACL
Serra das Agulhas	Water	1	Minas Gerais	Jan-18	30.0	ACR - Auction A-5 2013
Pipoca (**)	Water	1	Minas Gerais	Oct-10	20.0	ACL
Pirapora (*)	Solar	11	Minas Gerais	Nov-17	329.0	LER
OMC	Trading Company	-	São Paulo	-	-	-
OD 4	Wind	-	Bahia	-	-	-
Assuruá 5	Wind	-	Bahia	-	-	-
OMDC	Trading Company	-	São Paulo	-	-	-
Delta Pl Project	Ongoing projects	-	Piauí	-	-	-
Kuara Project	Ongoing projects	-	Ceará	-	-	-
Ibiapaba Project	Ongoing projects	-	Ceará	-	-	-
Sigma Project	Ongoing projects	-	Piauí	-	-	-

(*) 50% interest.

(**) 51% interest.

6.1 Statements of income

The tables below present the Group's combined result distributed among the five reportable segments. Corporate expenses and exclusions were presented in only one column, as follows:

	June 30, 2021
	Wind sources (1)	Water sources (2)	Solar source (3)	Trading Company (4)	Project development (5)	Corporate (6)/ Exclusions	Combined

Net operating revenue	608,705	51,780	-	188,099	-	100,981	949,565
Operation, maintenance and purchase costs	(411,072)	(29,168)	-	(233,932)	-	(120,894)	(795,066)
Gross profit (loss)	197,633	22,612	-	(45,833)	-	(19,913)	154,499

Administrative, personnel, and general	(30,009)	(1,795)	-	(9,700)	(864)	(9,301)	(51,669)
Other operating revenues (expenses)	(4,061)	6,498	-	(403)	(14)	785	2,805
Income from equity accounting	1,319	4,763	(4,553)	-	-	74	1,603
Total operating income	164,882	32,078	(4,553)	(55,936)	(878)	(28,355)	107,238

Financial revenues	6,820	258	-	223	117	8,318	15,736
Financial expenses	(289,018)	(7,701)	-	(269)	(302)	(83,721)	(381,011)
Income before IR (Income Tax)/CSLL (Social Contribution on Net Income)	(117,316)	24,635	(4,553)	(55,982)	(1,063)	(103,758)	(258,037)

IRPJ (Corporate Income Tax) and CSLL (Social Contribution on Net Income)	(15,358)	(2,357)	-	(3,510)	(32)	(3,529)	(24,786)
Profit (loss) for the period	(132,674)	22,278	(4,553)	(59,492)	(1,095)	(107,287)	(282,823)

1 Includes the equity accounting referring to 50% of the interest in the Ventos da Bahia and 2. Information breakdown is presented in Note 10.

2 Includes the equity accounting referring to 51% of the interest in the Pipoca Hydroelectric Power Plant. Information breakdown is presented in Note 10.

3 Includes the equity accounting referring to 50% of the interest in the Pirapora Complex. Information breakdown is presented in Note 10.

4 Refers to companies OMC, OMGC and OMDC. OMGC's objective is to manage the Group's electric power purchase and sale agreements.

5 Includes OD4 and Assuruá V companies.

6 As mentioned in item 3 and Note 1, as of 2021, Omega began to manage the Group's electric power purchase and sale agreements.

June 30, 2020
	Wind sources	Water sources (1)	Solar source (2)	Trading Company (3)	Corporate/Exclusions	Combined

Net operating revenue	297,648	39,618	-	285,497	(61,766)	560,997

Operation, maintenance and purchase costs	(256,940)	(15,943)	-	(264,414)	61,766	(475,531)
Gross profit	40,708	23,675	-	21,083	-	85,466

Administrative, personnel, and general	(11,436)	(2,468)	-	(4,846)	(10,204)	(28,954)
Other operating revenues (expenses)	59,582	(957)	-	200	(757)	58,068
Income from equity accounting	-	4,606	17	-	203	4,826
Total operating income	88,854	24,856	17	16,437	(10,758)	119,406

Financial revenues	3,975	257	-	150	6,813	11,195
Financial expenses	(143,753)	(7,212)	-	76	(34,212)	(185,101)
Income before IR (Income Tax)/CSLL (Social Contribution on Net Income)	(50,924)	17,901	17	16,663	(38,157)	(54,500)

IRPJ (Corporate Income Tax) and CSLL (Social Contribution on Net Income)	(13,434)	(63)	-	(9,227)	-	(22,724)
Profit (loss) for the period	(64,358)	17,838	17	7,436	(38,157)	(77,224)

1 Includes the equity accounting referring to 51% of the interest in the Pipoca Hydroelectric Power Plant. Information breakdown is presented in Note 8.

2 Includes the equity accounting referring to 50% of the interest in the Pirapora Complex. Information breakdown is presented in Note 8.

3 Refers to companies OMC, OMGC and OMDC. OMGC's objective is to manage the Group's electric power purchase and sale agreements.

6.2 Main assets and liabilities by segment

	June 30, 2021
	Wind sources (1)	Water sources (2)	Solar source (3)	Trading Company (4)	Project development (5)	Corporate (6)/ Exclusions	Combined
Assets
Cash and cash equivalents	324,474	13,211	-	28,890	21,549	181,654	569,778
Clients	311,125	18,521	-	94,992	-	(100,608)	324,030
Financial investments - Restricted cash	500,355	10,056	-	-	-	-	510,411
Investment	363,872	42,906	407,462	-	-	(225)	814,015
Property, plant and equipment and intangible assets	6,396,461	368,522	-	3,210	548,048	784,460	8,100,101
Total main assets	7,896,287	453,216	407,462	127,092	569,597	865,281	10,318,935

Liabilities
Loans, financing, and debentures	(3452622)	(167,927)	-	-	(21,878)	(2,042,285)	(5,684,712)
Suppliers	(362,004)	(23,699)	-	(164,336)	(423,407)	120,359	(853,087)
Other liabilities	(124,320)	(11,536)	-	(11,034)	(3,241)	(59,995)	(210,126)
Total main liabilities	(3,938,946)	(203,162)	-	(175,370)	(448,526)	(1,981,921)	(6,747,925)

1 Includes the equity accounting referring to 50% of the interest in the Ventos da Bahia and 2. Information breakdown is presented in Note 10.

2 Includes the investment referring to 51% interest in the Pipoca Hydroelectric Power Plant. Breakdown of information on assets, liabilities and statements of income are presented in Note 10.

3 Includes the investment referring to 50% interest in the Pirapora Complex. Breakdown of information on assets, liabilities and statements of income are presented in Note 10.

4 Refers to companies OMC, OMGC and OMDC. OMGC's objective is to manage the Group's electric power purchase and sale agreements.

5 Includes OD4 and Assuruá V companies.

6 As mentioned in item 3 and Note 1, as of 2021, Omega began to manage the Group's electric power purchase and sale agreements.

	December 31, 2020
	Wind sources	Water sources (1)	Solar source (2)	Trading Company (3)	Project development (4)	Corporate/Exclusions	Combined
Assets
Cash and cash equivalents	397,645	17,869	-	26,557	7,196	447,007	896,274
Clients	334,780	42,420	-	157,980	-	(182,613)	352,567
Financial investments - Restricted cash	455,574	6,197	-	-	-	-	461,771
Investment	713,536	38,143	61,032	-	-	(300)	812,411
Property, plant and equipment and intangible assets	7,465,173	367,773	-	3,046	416,878	(113,832)	8,139,038
Total main assets	9,366,708	472,402	61,032	187,583	424,074	150,262	10,662,061

Liabilities

Loans, financing, and debentures	(4,766,192)	(170,816)	-	-	-	(959,846)	(5,896,854)
Suppliers	(282,460)	(46,698)	-	(173,473)	(396,083)	180,260	(718,454)
Other liabilities	(558,080)	(24,877)	-	(8,327)	(367)	284,403	(307,248)
Total main liabilities	(5,606,732)	(242,391)	-	(181,800)	(396,450)	(495,183)	(6,922,556)

1 Includes the investment referring to 51% interest in the Pipoca Hydroelectric Power Plant. Breakdown of information on assets, liabilities and statements of income are presented in Note 10.

² Includes the investment referring to 50% interest in the Pirapora Complex. Breakdown of information on assets, liabilities and statements of income are presented in Note 10.

³ Refers to companies OMC, OMGC and OMDC. OMGC's objective is to manage the Group's electric power purchase and sale agreements.

4 Includes OD4 and Assuruá V companies.

7.	CASH, CASH EQUIVALENTS AND RESTRICTED FINANCIAL INVESTMENTS

Accounting policy

Cash and cash equivalents include cash at hand, up-front bank deposits and short-term investments with redemption, with the issuer itself, up to 90 days from the date of investment, considered to be of immediate liquidity, and that are convertible into a known amount of cash, subject to an insignificant risk of change to their value, which are recorded at cost value with the addition of earnings obtained up to the dates of the balance sheets, which do not exceed their market or realization value.

When the investment presents some type of restriction on redemption, as they are linked to credit operations or were pledged as guarantees in commercial operations, they are recorded as financial investments held to maturity, recorded at amortized cost and classified as non-current assets when their maturity does not exceed 12 months.

		Combined
	June 30, 2021	December 31, 2020
Bank	136,813	102,972
Financial investments with immediate liquidity	432,965	793,302
Cash and cash equivalents	569,778	896,274

Financial investments - Restricted cash	510,411	461,771

Total	1,080,189	1,358,045

As of June 30, 2021, cash and cash equivalents include, in addition to balances in bank accounts, Bank Deposit Certificates, Repurchase Agreements and government bond investment fund quotas, with daily liquidity and redeemable from the issuer.

Financial investments classified as restricted cash and kept in non-current assets include fixed income instruments, contracted under normal market conditions and rates, as a form of guarantee and linked to the financing obtained from BNDES, BNB, BRDE and Debentures of the projects, described in Note 11.

8.	TRADE RECEIVABLES

Accounting policy

These are financial instruments classified in the category Financial assets measured at amortized cost and represent the amounts receivable from the sale of electric power made by the Group. Receivables are initially recorded at fair value and subsequently measured at amortized cost, less any estimates of losses to cover possible losses on their realization, when applicable.

The Group uses an estimated loss matrix to calculate the expected credit loss for accounts receivable. The estimated loss rates applied are based on days late for groupings of multiple clients that have similar loss patterns. The estimated loss matrix is initially based on the historical loss rates observed by the Group, this matrix is prospectively revised to adjust it according to the historical credit loss experience.

Electric power trading operations are carried out in an active market and, for accounting measurement purposes, meet the definition of financial instruments at fair value. Revenue is recognized when electric power is delivered to the client at the consideration fair value. Additionally, net unrealized gains arising from the mark-to-market – difference between contractual and market prices – of outstanding net contracted transactions on the date of the financial statements are recognized as revenue.

		Combined
	June 30, 2021	December 31, 2020
Surplus regulated agreements	38,108	31,088
LER agreements	20,588	20,831
Proinfa agreements	3,631	3,759
MCP	97,464	103,229
Free consumers and distributors	164,239	170,485
MTM trading portfolio	-	23,175
Total	324,030	352,567
Presented in assets:
Current	285,922	321,479
Non-current	38,108	31,088

Regulated accounts receivable (LER, Proinfa and distributors): represented by accounts receivable from distributors and LER under agreements acquired at auctions, as well as agreements under PROINFA that are billed exclusively to Eletrobras. Prices are based on the auction, adjusted for inflation indices. They have a deadline for receipt of less than 45 days.

Free consumers: represented by accounts receivable from trading companies relating to electric power generated by the assets of wind farms and SHPs and settled in the short term, at market price, freely negotiated by the Group and its clients. Usually, the term for receipt is less than 45 days.

MCP - CCEE: the balance receivable arises from the mechanism for closing the energy position at CCEE, which adjusts monthly billed revenues through the physical guarantee registered by the Group at CCEE to the actual amount generated, which may represent an amount receivable or payable. According to CCEE rules, these amounts are generally settled within 45 days. The credit risk of this asset arises from the CCEE itself.

The balance receivable recorded in non-current assets arises from CCEE accounting, whose contractual system provides for settlement within a period exceeding 12 months.

There are no material overdue balances as of June 30, 2021 and December 31, 2020, therefore, it was not necessary to record estimated losses on doubtful accounts.

9.	OTHER CURRENT AND NON-CURRENTS ASSETS

		Combined
	June 30, 2021	December 31, 2020
Recoverable taxes
IRRF/CSLL (Social Contribution on Net Income)	55,153	49,463
PIS/COFINS	9,675	9,615
ICMS (Tax on Goods and Services)	1,902	1,563
Other taxes	2,597	2,904
Advance to suppliers	18,577	9,024
Related parties (Note 20)	78,928	84,512
Resources for capital increase (Note)	180,304	-
Expenses to allocate	9,075	14,346
Indemnity assets in the acquisition of companies	8,814	8,814
Insurance receivable	24,300	24,300
Judicial deposits	377	373

Price adjustment of Ventos da Bahia 1 and 2 (Note 4.9)	-	14,859
Other	19,152	15,531
Total	408,854	235,304
Presented in assets:
Current	345,242	163,651
Non-current	63,612	71,653

The nature of the group's main accounts is described below.

Taxes recoverable: include tax credits calculated at the federal (PIS, COFINS, IR and CSLL) and state (ICMS) levels arising from the Group's commercial transactions, financial investments and acquisition of equipment. IRPJ (Corporate Income Tax) and CSLL (Social Contribution on Net Income) balances include withholdings referring to the redemption of financial investments. Commercial transactions under PROINFA are also subject to withholding of federal taxes.

Related parties: refer to apportionments of expenses for sharing the structure and transactions of Loans to employees.

Resources for capital increase: In the quarter ended June 30, 2021, the Company contributed with BRL 819,563 for a capital increase in the subsidiary Santa Vitória do Palmar, representing 100% of the amount contributed, compared to a 78% interest in common shares. The amount of BRL 180,304 results from the minority member's 22% interest in the common shares held by Brasil Plural Asset Management Holding, controlled by Brave Winds Geradora S.A., which will be converted into capital as part of the subsidiary's corporate restructuring plan.

Insurances receivable: derives from the estimate of insurance for property damage and loss of profits in the incident of the Serra das Agulhas SHP.

Indemnity assets in the acquisition of companies: indemnity rights arising from the acquisition of Assuruá 1 and Assuruá II related to contingent tax liabilities.

Price adjustment Ventos da Bahia 1 and 2: Refers to the price adjustment in the acquisition of interest in VDB arising from the analysis made based on the actual balance on the closing date. For more details, see Note 4.9.

10.	INVESTMENTS

Accounting policy

The Group controls an entity when it unilaterally conducts its financial and operating policies, exposing itself to variable returns arising from its involvement with the entity. The financial statements of the subsidiaries are included in the consolidated financial statements as from the date when control began, up to the date when it ceased to exist. In the parent company’s individual and consolidated financial statements, the financial information of the subsidiaries is recognized using the equity accounting method.

Investments in joint ventures arise from interests in companies whose control is shared with one or more parties and neither party unilaterally conducts its financial and operating policies, leaving the Company only the right over the net assets of this entity. These investments are accounted for using the equity accounting method and are not combined.

The Group's investment in subsidiaries and joint ventures includes the gain arising from the fair value of tangible and intangible assets recorded in the acquisition of interest using the acquisition method, in accordance with the accounting policy described in Note 5. Gains or losses resulting from changes in equity interest in subsidiaries that do not result in loss of control are recorded directly in equity.

10.1 Six-month period ended June 30, 2021

Combined
Balance as of December 31, 2020	812,411
Income from equity accounting	1,603
Balance as of June 30, 2021	814,015

10.2 Six-month period ended June 30, 2020

Combined
Balance as of December 31, 2019	453,127
Income from equity accounting	4,826
Dividends	(510)
Balance as of June 30, 2020	457,443

10.3 Joint Venture – Pipoca Hydroelectric Power Plant

The Pipoca joint venture is an investment under shared control with Cemig Geração e Transmissão S.A (“Cemig”) through the indirect interest of 51% of the share capital through the subsidiary Asteri Energia S.A.

Pipoca's assets refer to a SHP, located on the Manhuaçu River, between the municipalities of Ipanema and Caratinga, having started the electric power generation operation in October 2010 with an installed capacity of 20 MW. The authorized period for exploration is 30 years, which may be extended for another 30 years pursuant to Law 13360/2016.

The accounting information on the main assets and liabilities and results of this joint venture is presented below:

Statement of financial position	June 30, 2021	December 31, 2020	Statements of income	June 30, 2021	June 30, 2020
Total assets	117,274	109,756	Net operating revenue	18,409	15,472
Current	17,386	18,578	Operation and maintenance costs	(6,575)	(3,784)
Non-current	99,888	91,178	Gross profit	11,834	11,688
Noncurrent receivables	3,063	3,041	Operating revenue (expenses)	2,930	(856)
Property, plant and equipment and intangible assets	96,825	88,137	Net financial income	(721)	(1,094)
Total liabilities	117,274	109,756
Current	14,217	16,815	Profit before IRPJ (Corporate Income Tax) and CSLL (Social Contribution on Net Income)	14,043	9,738
Non-current	17,084	20,386	IRPJ (Corporate Income Tax) and CSLL (Social Contribution on Net Income)	(624)	(602)
Shareholders' Equity	85,973	72,555	Net income	13,419	9,136

10.4 Joint Venture – Pirapora Complex

The Pirapora Complex joint venture is a jointly controlled investment with EDF Renewables in Brazil through a direct 50% stake.

Pirapora is a solar photovoltaic complex comprising 11 plants connected to the national grid through a shared connection infrastructure, all located in the state of Minas Gerais. With an average global horizontal irradiation of 2,078 kWh/m²/year, the Pirapora Complex is located in one of the sunniest areas in Brazil, according to the Brazilian solar irradiation map.

The plants are all operational and have 20-year PPA, which were traded in ANEEL's Reserve Energy Auctions (LER) in August 2015, November 2015 and August 2014, respectively, with a total contracted electric power of 747 GWh/year.

The accounting information on the main assets and liabilities and results of this joint venture is presented below:

Statement of financial position	June 30, 2021	December 31, 2020	Statements of income	June 30, 2021	June 30, 2021
Total assets	1,828,796	1,868,247	Net operating revenue	129,975	115,374
Current	290,702	301,788	Operation and maintenance costs	(435)	(302)
Non-current	1,538,094	1,566,459	Gross profit	129,540	115,072
Property, plant and equipment and intangible assets	1,538,094	1,566,459	Operating expenses	(49,094)	(40,092)
			Net financial income	(72,201)	(50,541)
Total liabilities	1,828,796	1,868,247
Current	89,522	111,030	Profit before IRPJ (Corporate Income Tax) and CSLL (Social Contribution on Net Income)	8,245	24,439
Non-current	1,347,118	1,365,333	IRPJ (Corporate Income Tax) and CSLL (Social Contribution on Net Income)	(4,858)	(7,300)
Shareholders' Equity	392,156	391,884	Net income	3,387	17,139

10.5 Investment held in the Combined Joint Venture – Ventos da Bahia 1 and 2

The Ventos da Bahia 1 and 2 joint venture is a jointly-controlled investment with EDF Renewables in Brazil through the newly acquired 50% direct interest, as mentioned in Note 5.1.6.

The accounting information on the main assets and liabilities and results of this joint venture is presented below:

Statement of financial position	June 30, 2021	December 31, 2020	Statements of income	June 30, 2021
Total assets	1,195,816	1,198,961	Net operating revenue	80,849
Current	204,532	186,255	Operation and maintenance costs	(461)
Non-current	991,284	1,012,706	Gross profit	80,388
Property, plant and equipment and intangible assets	991,284	1,012,706	Operating expenses	(36,419)
			Net financial income	(30,284))
Total liabilities	1,195,816	1,198,961
Current	56,801	47,913	Profit before IRPJ (Corporate Income Tax) and CSLL (Social Contribution on Net Income)	13,685
Non-current	737,847	755,726	IRPJ (Corporate Income Tax) and CSLL (Social Contribution on Net Income)	(2,853)
Shareholders' Equity	401,168	395,322	Net income	10,832

11.	PROPERTY, PLANT AND EQUIPMENT

Accounting policy

Property, plant and equipment items are measured by their historical cost of acquisition or of construction, after deduction of accumulated depreciation. When significant parts of a property, plant and equipment item have different useful lives, such parts are recognized as individual (key components) property, plant and equipment items. Subsequent costs are capitalized to the extent that it is likely that the Group will benefit from the expenses in the future. Costs with small periodic and routine maintenance are recognized in income when incurred.

The residual value, the useful life of the assets, and the depreciation methods are reviewed upon closing of each fiscal year, being prospectively adjusted where applicable.

Ongoing projects are classified under the appropriate property, plant and equipment categories when completed and ready for their intended use.

Wind farm decommissioning costs are recorded in the initial cost of property, plant and equipment based on projections of the costs expected to be incurred in dismantling the wind farms and restoring the location carried out by the Group. The amounts are amortized based on the authorization terms of the plants and the liability, recorded at present value, is recomposed at the initially estimated discount rate, as contra entry for a financial expense.

Depreciation of assets under operation is calculated using the straight-line method based on the annual rates established by Aneel, which are practiced by companies in the Brazilian electricity sector and represent the estimated useful life of the assets, limited to the period of authorization to operate the plants.

The accounting policy for the impairment test of property, plant and equipment is described in Note 13.

Significant estimates and accounting judgments

Estimates of the useful lives of assets are periodically evaluated and updated. The calculation of useful lives requires the Group to make assumptions about future conditions that are uncertain. Changes in some of these assumptions could have a significant impact on the Group's assets.

When determining the amount of the decommissioning provision, assumptions and estimates are made in relation to the discount rates, the expected cost of removing the entire wind farm and the expected timing of such costs.

11.1 Six-month period ended June 30, 2021

Combined
	Machinery and equipment	Reservoirs, dams and water mains	Buildings	Ongoing projects	Other	Total
Balances as of December 31, 2020	5,955,086	146,173	394,964	437,915	85,264	7,019,402
Additions	4,228	7,722	237	145,049	1,264	158,500
Depreciation	(154,350)	(1,788)	(14,812)	-	(83)	(171,033)
Balances as of June 30, 2021	5,804,964	152,107	380,389	582,964	86,445	7,006,869

11.2 Six-month period ended June 30, 2020

Combined
	Machinery and equipment	Reservoirs, dams and water mains	Buildings	Ongoing projects	Other	Total
Balances as of December 31, 2019	4,085,088	140,689	254,980	22,049	15,336	4,518,142
Additions	6,827	36	303	6,713	39	13,918
Acquisition of Delta 7 and 8	364,267	-	44,680	-	13	408,960
Acquisition of Assuruá 3	249,499	-	-	-	3,074	252,573
Depreciation	(94,422)	(1,194)	(3,828)	-	(40)	(99,484)
Write-offs	(16,807)	-	-	-	-	(16,807)
Balances as of June 30, 2020	4,594,452	139,531	296,135	28,762	18,422	5,077,302

The Group capitalized financial expenses referring to a hedge agreement linked to the purchase of equipment in the amount of BRL 27,321 in the six-month period ended June 30, 2021.

Loans and financing require fiduciary sale on the Group's assets. Note 14.1 details the loans that require this type of guarantee.

The book value of assets arising from the decommissioning provision on June 30, 2021 was BRL 789 (BRL 798 on December 31, 2020). The Group estimates that the costs will be realized within approximately 50 years, when the authorization expires, and calculates the provision using the discounted cash flow method based on internal estimates of costs to be incurred.

The useful lives used to calculate and record depreciation in the six-month period ended June 30, 2021 are as follows:

Depreciation rate
CGU	Machinery and equipment	Reservoirs, dams and water mains	Buildings	Furniture and fixtures
CGU Indaiás	3.8%	2.2%	3.4%	6.4%
CGU Gargaú	3.6%	-	4.0%	10.0%
CGU Delta 1	3.5%	-	3.9%	6.3%
CGU Serra das Agulhas	3.7%	2.2%	3.3%	6.3%
CGU Delta 2	4.1%	-	3.7%	6.3%
CGU Delta 3	3.2%	-	2.9%	3.1%
CGU Delta 5	3.8%	-	3.2%	7.1%
CGU Delta 6	4.0%	-	3.4%	6.8%
CGU Delta 7	4.0%	-	3.3%	6.3%
CGU Delta 8	4.0%	-	3.3%	-
CGU Assuruá I and II	4.0%	-	4.0%	10.0%
CGU Assuruá III	4.0%	-	3.5%	6.3%
CGU Santa Vitória do Palmar	4.0%	-	3.4%	-
CGU Hermenegildo	4.0%	-	3.7%	6.0%

The Group did not change its expectation of the useful lives of assets for the year.

12.	IMPAIRMENT OF NON-FINANCIAL ASSETS

Accounting policy

The carrying amounts of the non-financial assets of the Group are revised on each date of presentation to assess if there are signs of impairment loss. This indication may be due to internal factors arising from the operational efficiency of assets or external factors depending on the macroeconomic scenario and the behavior of electricity prices.

If such indication occurs, the impairment value of the asset is estimated using the value in use methodology, which consists of determining the future cash flows of the asset at its present value, using the cost of capital, calculated using the WACC , for your discount. The impairment test is mandatory when there is an intangible asset with an indefinite useful life, as required by CPC01.

The impairment value of an asset is defined as the greater of the asset's fair value or the value in use of its CGU, unless the asset does not generate cash inflows that are predominantly independent of the inflows of other assets or groups asset.

If the carrying amount of an asset or CGU exceeds its impairment value, the asset is considered impaired and a provision for depreciation is created for the purpose of adjusting the carrying amount to its impairment value. In assessing the impairment value, the estimated future cash flow is discounted to the present value, using a discount rate, which represents the Group's cost of capital, before taxes, that reflects the current market valuations regarding the value of the money on time and asset-specific risks.

Impairment losses are recognized in income for the year in expense categories consistent with the function of the respective impaired asset, where applicable. The impairment loss previously recognized is only reversed if there is a change in the assumptions used to define the impairment value of the asset on its initial or more recent recognition, except in the case of goodwill that cannot be reversed in future periods.

Significant estimates and accounting judgments

The Group determines its cash flows based on budgets approved by the management, which use the following assumptions: (i) availability of water and wind resources; (ii) costs and investments based on the best estimate in view of past performance; (iii) sales prices consistent with agreements and projections available for the PLD; (iv) useful life of each cash-generating unit; and (v) discount rates that reflect the specific risks of each cash-generating unit. These assumptions are subject to risks and uncertainties. Therefore, there is a possibility that changes in circumstances may change these projections, which could affect the recoverable amount of assets.

The Group assessed its four business segments by grouping the assets of each plant into independent CGUs, listed below. The assets are those described in Note 6, with a summary of the accounting balances of each CGU and its operating margin being presented below:

June 30, 2021
CGU	Property, Plant and Equipment	Intangible Assets	Total assets	Operating margin
CGU Indaiás	172,862	393	173,255	49%
CGU Gargaú	85,556	3,899	89,455	34%
CGU Delta 1	211,141	8,532	219,673	9%
CGU Serra das Agulhas	193,418	1,849	195,267	31%
CGU Delta 2	344,927	13,368	358,294	23%
CGU Delta 3	1,430,829	21,345	1,452,173	20%
CGU Delta 5	200,554	6,958	207,512	35%
CGU Delta 6	203,794	4,181	207,975	36%
CGU Delta 7	252,381	3,473	255,854	14%
CGU Delta 8	138,145	1,935	140,081	14%
CGU Assuruá I and II	1,431,814	842	1,432,656	40%
CGU Assuruá III	243,887	-	243,887	33%
CGU Santa Vitória do Palmar	1,220,433	82,611	1,303,044	26%
CGU Hermenegildo	453,817	22,396	476,213	30%

Based on the table presented above, it is possible to verify that the assets have a positive operating margin. The Group maintains internal cash flow projection models for these CGUs to determine their recoverable amounts, which take into account the installed generation capacity of each project, as well as discount rates ranging from 6.00% p.a. up to 7.46% p.a. in real terms. The analysis of the result of the projections of operating margins described above, as well as the financial indicators of each CGU, denote that there is no internal evidence that the assets may be having difficulties in their recovery. The Group also did not identify external factors that would indicate the existence of devaluation of its CGUs. Therefore, the Group concluded that it is not necessary to calculate the recoverable amount for the purpose of an impairment test.

There are no intangible assets with an indefinite useful life that have been identified in the acquisition of subsidiaries.

The companies in the Chuí Complex have accumulated impairment losses, recorded in Property, Plant and Equipment, in the amount of BRL 629,885, of which BRL 270,492 was recorded on June 30, 2021. These impairment losses had no effect on the Group's consolidated financial statement as of June 30, 2021, as no changes were identified in the balances already recorded.

The process for assessment of the value in use involves the use of assumptions, judgments and estimates on cash flows, as per growth rates for income, costs and expenses, future investment estimates and working capital and discount rates. This understanding is in accordance with paragraph 35 of CPC 01 R1 - Impairment of Assets. The assumptions used in the impairment recorded are described below:

•	Flow discount rate ranging from 6.00% p.a. up to 6.62% p.a. in real terms;
•	Revenue growth: the projections were made observing the final term of the government authorizations and the expectations of the amount of BRL/Mwh projected by the Group in the short and long term;

For the other CGUs, the Group concluded that the recognition of impairment losses on December 31, 2020 was not necessary.

13.	INTANGIBLE ASSETS

Accounting policy

Intangibles are recorded at acquisition cost or at the fair value of intangibles acquired in a business combination, less accumulated amortization calculated using the straight-line method. These intangibles have useful lives defined based on commercial agreements or government authorizations.

The accounting policy for the impairment test of intangible assets is described in Note 13.

Intangibles related to electric power sales agreements are amortized over a 20-year period. Authorization rights are amortized over the legal term, generally 35 years, extended for another 20 years when the Group has the acquired right to renew the authorizations.

Significant estimates and accounting judgments

The Group's intangible assets arise substantially from electric power sale agreements and government authorizations, acquired in business combinations and were recognized based on their fair value. The measurement of fair value at the time of acquisition involves a high degree of management's estimate and judgment in determining the assumptions used, such as availability of natural resources, market prices, useful lives and the discount rate that may significantly change the fair value of the asset on its initial recognition.

13.1 Six-month period ended June 30, 2021

Combined
	Electric power agreement - PPA	Authorization rights	Right of use of lease asset	Transmission system	Other	Total
Balances as of December 31, 2020	618,991	309,863	117,669	5,187	67,926	1,119,636
Additions	-	-	-	-	3,056	3,056
Amortization	(18,433)	(4,230)	(4,160)	(11)	(2,026)	(28,860)
Balances as of June 30, 2021	600,558	305,633	113,509	5,176	68,956	1,093,832

13.2 Six-month period ended June 30, 2020

Combined
	Electric power agreement - PPA	Authorization rights	Right of use of lease asset	Transmission system	Other	Total
Balances as of December 31, 2019	583,816	161,656	51,456	5,208	9,816	811,952
Additions	-	-	-	-	1,084	1,084
Acquisition of Delta 7 and Delta 8	-	-	5,894	-	-	5,894
Acquisition of Assuruá 3	79,740	69,733	-	-	-	149,473
Amortization	(17,385)	(2,690)	(2,567)	(11)	(487)	(23,140)
Balances as of June 30, 2020	646,171	228,699	54,783	5,197	10,413	945,263

Power Purchase Agreement - PPA: arise from intangibles related to long-term electric power purchase agreements existing on the date of acquisition of assets

Authorization rights: relating to intangible assets of the Indaiás, Gargaú, OE&I2 and Assuruá I and II complexes arising from government authorizations to operate the acquired plants.

Transmission systems: rights of easement on the lines of the Serra das Agulhas and Delta 3 complexes.

Other intangible assets: relating to licenses and software acquired for the normal conduct of the Group's business.

14.	LOANS, FINANCING, AND DEBENTURES

Accounting policy

Loans and financing are financial liabilities initially recognized at fair value, net of transaction costs incurred, and are subsequently measured at amortized cost and restated using the effective interest and charges methods. Interest is recorded in income as a financial expense during the period in which the loans are in progress, using the effective interest rate method. Fees paid in obtaining the loan are recognized as transaction costs.

Interest on loans and financing is capitalized as part of property, plant and equipment if these costs are directly related to a qualifying asset under construction. Capitalization occurs until the qualifying asset is ready for its intended use. Interest on loans not capitalized are recognized in income for the period in which they were incurred.

14.1 Breakdown of balance

						Combined
	Current Liabilities		Non-Current Liabilities		Total
	June 30, 2021	December 31, 2020	June 30, 2021	December 31, 2020	June 30, 2021	December 31, 2020

BNDES (NATIONAL BANK FOR ECONOMIC AND SOCIAL DEVELOPMENT)	129,488	247,298	2,081,567	2,994,302	2,211,055	3,241,600
BNB (*)	48,577	43,850	777,368	797,294	825,945	841,144
Debentures	122,779	55,007	2,520,687	1,475,585	2,643,466	1,530,592
CCB	8,684	266	61,667	70,000	70,351	70,266
BRDE	-	42,254	-	265,144	-	307,398
	309,528	388,675	5,441,289	5,602,325	5,750,817	5,991,000
Transaction costs	(10,666)	(14,814)	(55,439)	(79,332)	(66,105)	(94,146)
Total	298,862	373,861	5,385,850	5,522,993	5,684,712	5,896,854

(*) Northeast Financing Constitutional Fund.

A summary of the agreements in force, terms, modalities, costs and guarantees by the Group's CGUs is presented below:

Combined
	Financial institution	Final maturity	Payment method	Cost of debt (p.a.)	Guarantees	June 30, 2021	December 31, 2020
CGU Indaiás	CCB	July/2025	monthly	CDI (Interbank Deposit Certificate) + 2.90%	Corporate accommodation, assignment of rights	70,351	70,266
CGU Gargaú	BNDES (NATIONAL BANK FOR ECONOMIC AND SOCIAL DEVELOPMENT)	May/2027	monthly	TJLP (Long-Term Interest Rate) + 2.23%	Reserve account, assignment of rights, disposal of assets and shares	-	28,527
CGU Delta 1	BNDES (NATIONAL BANK FOR ECONOMIC AND SOCIAL DEVELOPMENT)	October 2030	monthly	TJLP (Long-Term Interest Rate) + 2.18%	Reserve account, assignment of rights, disposal of assets and shares	141,205	148,793
CGU Serra das Agulhas	BNDES (NATIONAL BANK FOR ECONOMIC AND SOCIAL DEVELOPMENT)	July/2037	monthly	TJLP (Long-Term Interest Rate) + 2.02%	Partial bank guarantee, reserve account, assignment of rights, disposal of assets and shares	98,230	101,299
CGU Delta 2	BNDES (NATIONAL BANK FOR ECONOMIC AND SOCIAL DEVELOPMENT)	January/2033	monthly	TJLP (Long-Term Interest Rate) + 2.27%	Partial bank guarantee, reserve account, assignment of rights, disposal of assets and shares	247,790	254,819
CGU Delta 2	Debentures	December/2026	semi-annual	IPCA (Amplified Consumer Price Index) + 7.38%	Partial bank guarantee, reserve account, BNDES guarantee sharing	31,959	31,808

CGU Delta 3	BNDES (NATIONAL BANK FOR ECONOMIC AND SOCIAL DEVELOPMENT)	March/2034	monthly	TJLP (Long-Term Interest Rate) + 2.32%	Bank guarantee, reserve account, assignment of rights, disposal of assets and shares	901,556	921,806
CGU Delta 3	Debentures	December/2029	semi-annual	IPCA (Amplified Consumer Price Index) + 7.11%	Bank guarantee, reserve account, BNDES guarantee sharing	202,804	199,512
CGU Delta 5	BNB (¹)	May/2038	monthly	IPCA (Amplified Consumer Price Index) + 1.75%	Bank guarantee (²), reserve account	160,150	163,648
CGU Delta 6	BNB (¹)	May/2038	monthly	IPCA (Amplified Consumer Price Index) + 1.75%	Bank guarantee (²), reserve account	162,260	165,697
CGU Delta 7	BNB (¹)	January/2039	monthly	IPCA (Amplified Consumer Price Index) + 2.19%	Bank guarantee (²), reserve account	200,795	204,826
CGU Delta 8	BNB (¹)	January/2039	monthly	IPCA (Amplified Consumer Price Index) + 2.19%	Bank guarantee (²), reserve account	107,335	109,785
Corporate	Debentures	May/2024	semi-annual	CDI (Interbank Deposit Certificate) + 1.20%	-	310,397	309,805
Corporate	Debentures	May/2026	semi-annual	CDI (Interbank Deposit Certificate) + 1.30%	-	168,999	168,678
Corporate	Debentures	May/2026	annual	IPCA (Amplified Consumer Price Index) + 5.60%	-	204,035	201,198
Corporate	Debentures	May-22	semi-annual	IPCA (Amplified Consumer Price Index) + 5.00%	-	166,760	159,984
Corporate	Debentures	September 2028	semi-annual	IPCA (Amplified Consumer Price Index) + 4.37%	-	119,680	114,794
Corporate	Debentures	September 2028	annual	IPCA (Amplified Consumer Price Index) + 4.37%	-	55,546	52,179
Corporate	Debentures	Mar-22	annual	CDI (Interbank Deposit Certificate) + 1.19%	-	1,065,587	-
Assuruá 1	BNDES/CEF	November/2032	monthly	TJLP (Long-Term Interest Rate) + 2.92%	Bank guarantee, reserve account, assignment of credit rights, disposal of assets and shares	132,085	135,781
Assuruá 1	Debentures	November/2030	monthly	IPCA (Amplified Consumer Price Index) + 7.81%	Bank guarantee, reserve account, assignment of credit rights, disposal of assets and shares	36,634	36,060
Assuruá II	BNDES (NATIONAL BANK FOR ECONOMIC AND SOCIAL DEVELOPMENT)	June/2034	monthly	IPCA (Amplified Consumer Price Index) + 2.75%	Bank guarantee, reserve account, BNDES guarantee sharing	690,189	706,192
Assuruá II	Debentures	June/2030	monthly	IPCA (Amplified Consumer Price Index) + 6.66%	Bank guarantee, reserve account, BNDES guarantee sharing	162,197	156,898
Assuruá 3	BNB (¹)	November/2038	monthly	IPCA (Amplified Consumer Price Index) + 2.33%	Bank guarantee (²), reserve account	195,405	197,188
Santa Vitória do Palmar	BNDES/BRDE	December/2031	monthly	TJLP (Long-Term Interest Rate) + 3.76%	Partial bank guarantee, reserve account, assignment of rights, disposal of assets and shares	-	833,934

Santa Vitória do Palmar	Debentures	June/2028	semi-annual	IPCA (Amplified Consumer Price Index) + 8.50%	Partial bank guarantee, reserve account, BNDES guarantee sharing	96,990	99,676
Hermenegildo	BNDES/BRDE	June/2032	monthly	TJLP (Long-Term Interest Rate) + 4.19%	Partial bank guarantee, reserve account, assignment of rights, disposal of assets and shares	-	417,847
OD 4	Debentures	January/2026	Bullet	DI over	Bank guarantee, reserve account, disposal of assets and shares	21,878	-
						5,750,817	5,991,000

¹ Considers 15% compliance bonus according to the BNB financing agreement.

² Assignment of credit rights, sale of assets and shares are granted as guarantees to the guarantors.

The term and average nominal cost of the debt on June 30, 2021 was 6.4 years and 7.69% p.a.

14.2 Changes in balance

The changes in loans, financing and debentures for the period is shown below:

Combined
Balances as of December 31, 2020	5,896,854
Fundraising	1,073,676
Transaction costs	(4,637)
Payment of principal	(1,363,987)
Financial charges paid	(246,276)
Financial charges paid	296,831
Amortization of transaction costs	32,251
Balances as of June 30, 2021	5,684,712

Combined
Balances as of December 31, 2019	3,950,884
Delta 7 and Delta 8 Acquisition	420,065
Acquisition of CEA III	182,872
Fundraising	834
Payment of principal	(194,508)
Financial charges paid	(160,969)
Financial charges paid	142,263
Amortization of transaction costs	4,680
Balances as of June 30, 2020	4,346,121

14.2.1 Fundraising in the period

In February 2021, CGU Delta 3 completed the receipt of funds related to social sub-credits of its financing agreement with BNDES. Funds from social sub-credits, together with its own funds, were used in the projects Centro de Educação Janela para o Mundo do Maranhão, Fortalecimento do Associativismo, Rota dos Pequenos Lençóis - Ecorodovia, Plano Diretor and Lei de Zoneamento. BRL 1,904 were received, which will be repaid by March 2034 and bears interest corresponding to the TJLP (Long-Term Interest Rate).

On March 15, 2021, Omega Geração completed the offering of simple, non-convertible into shares, unsecured debentures of the third (3rd) issue of Omega Geração, in a single series, totaling BRL 1,050,000, with a total term of 8 years and annual amortizations, according to the customized curve. Compensation interest will be paid semiannually and equivalent to the rate of CDI (Interbank Deposit Certificate) + 1.99% p.a. The debentures were characterized as “green debentures” based on an independent opinion issued by a specialized consultancy.

In the semester ended June 30, 2021, OD4 completed the 1st issue of debentures in the amount of BRL 21,770, with maturity in January 2026.

14.2.2 Settlements for the period

On February 22, 2021, Gargaú paid in advance the amount of BRL 27,992, referring to the outstanding balance of the financing agreement with BNDES, with original maturity in 2027 and cost of TJLP (Long-Term Interest Rate) + 2.23% p.a.

On March 30, 2021, Hermenegildo Complex paid in advance the amount of BRL 408,623 referring to the outstanding balance of the financing agreements with BNDES and BRDE, with original maturity in 2032 and cost of TJLP (Long-Term Interest Rate) + 4.19% p.a.

On May 21, 2021, the Santa Vitória do Palmar Complex paid in advance the amount of BRL 811,233 referring to the outstanding balance of the financing agreements with BNDES and BRDE, with original maturity in 2031 and cost of TJLP (Long-Term Interest Rate) + 3.76% p.a.

The aforementioned settlements were carried out due to their cost and with the purpose of enabling the release of the subsidiary's restricted cash to the Company, increasing liquidity.

14.3 Payment schedule

The future debt payment flows are as follows:

	Principal	Interest	Total
2021	106,402	261,695	368,097
2022	264,946	563,697	828,643
2023 to 2025	1,379,739	1,531,491	2,911,230
2026 to 2028	1,774,722	1,149,948	2,924,670
2029 to 2031	1,153,270	302,984	1,456,254
2032 to 2033	485,677	77,125	562,802
After 2033	346,523	47,347	393,870
	5,511,279	3,934,287	9,445,566

The cash flow for debt repayments is a projection, considering the contractual flows of repayment of principal, interest and estimates of inflation and basic interest curve.

14.4 Guarantees

The guarantees of the financing and debentures of the subsidiaries, except for Indaiás, are the usual ones for a Project Finance, including (as described in 11.1): reserve accounts, assignment of credit rights and those arising from authorization, sale of machinery and equipment, sale of project SPES shares and, where applicable, bank letters of guarantee. CGU Indaiás only has credit rights assignment. The debentures issued by the Parent Company do not have guarantees.

14.5 Financial Covenants

The Company, its subsidiaries and joint ventures are subject to indebtedness restriction indices (covenants), notably the Equity Ratio (ICP), Debt Service Coverage Ratio (ICSD) and the Financial Ratio (Net Debt/EBITDA). Failure to comply with these covenants limits the distribution of dividends above the mandatory minimum and, in some cases, may result in acceleration of debt maturity.

Covenants existing on June 30, 2021, of annual calculation of the group by CGU, are detailed below:

	ICP	ICSD	Net Debt/EBITDA
CGU Indaiás	≥ 25%	N.A.	≥ 3.0
CGU Delta 1	N.A.	≥ 1.3	N.A.
CGU Serra das Agulhas	≥ 25%	≥ 1.2	N.A.
CGU Delta 2	≥ 25%	≥ 1.1	N.A.
CGU Delta 3	N.A.	≥ 1.1	N.A.
CGU Delta 5	N.A.	N.A.	N.A.
CGU Delta 6	N.A.	N.A.	N.A.
CGU Delta 7	N.A.	N.A.	N.A.
CGU Delta 8	N.A.	N.A.	N.A.
Assuruá 1	N.A.	≥ 1.2	N.A.
Assuruá II	N.A.	≥ 1.2	N.A.
Assuruá 3	N.A.	N.A.	N.A.
Santa Vitória do Palmar	N.A.	≥ 1.3	N.A.

For Omega Geração, within the scope of its 1st and 2nd issues of debentures, there is a requirement to comply with the financial index with quarterly calculation on an annual basis, always considering the pro forma result in cases where there is acquisition of equity interest, as follows:

Assessment period	Financial ratio
Dec/2012 to Sep/2020	5.95
Dec/2020 to Sep/2021	5.50
Dec/2021 to Sep/2022	5.00
Dec/2022 until maturity	4.50

Compliance with the ICP and ICSD are verified based on the base dates stipulated in the agreements signed between the Company and the respective agents. Management periodically monitors the calculation of these ratios in order to check for signs of non-compliance with contractual terms. On June 30, 2021, there were no indications that the Group companies will not be able to fully comply with the ICP and ICSD in the measurement periods.

15.	SUPPLIERS

		Combined
	June 30, 2021	December 31, 2020
Equipment suppliers	163	163
O&M and general services suppliers	12,661	11,812
Electric power purchase	137,517	94,587
Accounts payable ACR	257,703	218,430
MTM trading portfolio	24,260	-
Equipment purchase agreements	420,783	393,462
	853,087	718,454
Presented in liabilities:
Current	600,164	503,772
Non-current	252,923	214,682

The increase in ACR accounts payable is due to the deficit of electric power generated in relation to the agreements regulated in the Delta 1, Delta 2, Delta 3, Assuruá 1 and Assuruá II CGUs, resulting from the seasonality of wind resources. The obligation shall be subsequently reversed as the generation of electric power from subsequent periods exceeds the agreement values.

Equipment purchase agreements: The balance corresponds to agreements for the purchase of equipment in the company OD4, and the respective capitalization of the financial costs involved in the acquisition of this equipment.

The balances of assets under development and liabilities of suppliers under the acquisition of assets, as well as the variation that occurred in the period, were recorded in their respective assets and liabilities, and are detailed below:

	Property, plant, and equipment in progress	Equipment suppliers
Amount of the agreement	386,999	(386,999)
Foreign exchange variation for the period	6,463	(6,463)
Balance as of December 31, 2020	393,462	(393,462)
Foreign exchange variation for the period	27,321	(27,321)
Balance as of June 30, 2021	420,783	(420,783)

OD4 agreed to a hedge transaction on December 23, 2020 to cover the risks of foreign exchange variation, considering the purchase of equipment within the scope of the development of projects operated by it (property, plant and equipment under development), having classified it as "fair value hedge”. Hence, OD4 protects the risk of foreign exchange variation related to the fair value of assets and liabilities assumed under the agreements, by contracting financial instruments, foreign exchange derivatives. The financial instruments were contracted by OD4 with Banco ABC and are mainly composed of NDF contracts (Forward Currency Agreements), and occasionally complemented by call options, both in three currencies: EUR, USD and CNH. The fair values were estimated on the closing date of the financial statements, based on the quotation of these currencies, being fully settled in April 2021 with full closing of the agreements.

Volume in foreign currency contracted in financial instruments were:

Currency	NDFs	Call Options
EUR	15,410	3,779
USD	20,325	4,983
CNH	119,644	29,335

The balances of assets under development and liabilities of suppliers under the hedge protection, as well as the variation that occurred in the period, were recorded in their respective assets and liabilities, and are detailed below:

	Property, plant, and equipment in progress	Equipment suppliers
Amount of the agreement	386,999	(386,999)
Foreign exchange variation for the period	6,463	(6,463)
Total	393,462	(393,462)

16.	LABOR AND TAX OBLIGATIONS

Accounting policy

Payments of benefits such as salary or vacation, as well as the respective labor charges levied on these benefits are recognized monthly in income, on an accrual basis.

The Group adopts the profit sharing program (“PPR”) based on contributions from teams and CGUs and the Group's global performance through the achievement of performance indicators. The Group makes the provision based on the periodic measurement of the achievement of the Group's goals and results, respecting the accrual basis and the recognition of the present obligation resulting from a past event in the estimated amount of outflow of resources in the future. The provision is recorded as operating cost or expenses according to the employee's activity.

Taxes payable arise from current tax obligations, calculated monthly based on tax laws and jurisdictions in which the Group operates. Taxes calculated at the municipal, state and federal levels are included. When the Group is tax-responsible for the payment of taxes from its suppliers, these taxes are withheld and collected before the competent bodies.

Balances as of June 30, 2021, and December 31, 2020 are presented next:

		Combined
	June 30, 2021	December 31, 2020
Labor obligations
Salaries and charges	1,805	2,279
Labor provisions	22,601	27,623
Tax obligations

IRPJ (Corporate Income Tax) and CSLL (Social Contribution on Net Income) payable	6,940	8,732
Taxes payable	16,852	13,500
Taxes withheld on third parties	3,967	2,941
	52,165	55,075

17.	OTHER OBLIGATIONS AND PROVISIONS

		Combined
	June 30, 2021	December 31, 2020
Accounts payable for the acquisition of Assuruá 1 and II	127,782	209,690
Taxes payable (Note 20)	625	625
Related parties (Note 20)	7,967	6,205
Contingent liabilities in the business combination	8,164	8,164
Advance from clients	23,100	25,145
Services	34,323	38,751
Miscellaneous provisions	7,083	17,570
Other	1,082	1,098
	210,126	307,248
Presented in liabilities:
Current	185,632	82,242
Non-current	24,494	225,006

18.	TAXES ON PROFITS

Accounting policy

The Group has companies taxed under the deemed and taxable income regime. The Group annually reviews the option on the taxation system based on its projections of results, always seeking the option that is economically most favorable for the transaction.

Companies taxed on deemed income earn their taxable income based on the presumption rate of 8% (IRPJ - Corporate Income Tax) and 12% (CSLL - Social Contribution on Net Income) on revenues. Companies taxed by taxable income earn their profit based on the accounting result, adjusted for expenses or revenues whose taxation is not permitted or required, temporarily or permanently. Taxes are calculated at the rate of 34% on taxable income. Tax losses may be offset in transactions taxed by taxable income, limited to 30% of the taxable income earned in the year.

The recognition of income taxes as deferred is based on the temporary differences between the carrying amount and the tax base value of assets and liabilities, as well as tax losses calculated. Deferred income taxes are offset when there is a legally enforceable right on the same taxable entity. Deferred assets taxes are not recognized when the recoverability of these assets is not likely.

The total shown as a result of income taxes is reconciled with the rates established by legislation, as follows:

	Combined
	June 30, 2021	June 30, 2020
Income before income tax and social contribution	(258,037)	(54,500)
Nominal rate	34%	34%
Income tax and contribution calculated at the current rate	87,733	18,530
Additions (exclusions) of a permanent nature	635	(1,006)
Equity accounting	545	1,641
Gain on bargain purchase	-	20,240
Deferred IRPJ (Corporate Income Tax) and CSLL (Social Contribution on Net Income) not recognized on tax losses, negative basis and temporary differences	(82,654)	(49,641)
Difference in calculation by the deemed income regime	(14,105)	(14,415)
Other	(16,940)	1,927
IRPJ (Corporate Income Tax) and CSLL (Social Contribution on Net Income) expenses in statement of income	(24,786)	(22,724)

Actual rate of income tax and social contribution - %	-9.61%	-41.70%

18.1 Composition of deferred income tax and social contribution

	Combined
	June 30, 2021	December 31, 2020
Legal entities with deferred tax assets
Tax loss and negative tax basis of CSLL (Social Contribution on Net Income) - Hermenegildo	33,776	33,776
Tax loss and negative tax basis of CSLL (Social Contribution on Net Income) - others	702	771
Temporary differences - Hermenegildo	5,428	5,428
Temporary differences - Impairment - Hermenegildo	117,331	117,331
Deferred tax assets	157,237	157,306

Legal entities with deferred tax liabilities
Tax loss and negative tax basis of CSLL (Social Contribution on Net Income)	10,150	10,150
Difference in taxation on the cash and accrual basis	(85,057)	(69,019)
Tax-advantaged depreciation basis	(29,948)	(29,830)
Deferred IR/CS on the acquisition of Chuí e Ventos da Bahia 1 and 2	41,080	27,448
Other temporary differences	(8,834)	(6,173)
Deferred tax liability, net	(72,609)	(67,424)

Total deferred income tax and social contribution	84,628	89,882

Deferred income tax and social contribution assets are recorded for the subsidiaries Gargaú and OMGC and at CGU Hermenegildo and arise from tax losses and negative social contribution base, supported by the estimate of future taxable income based on the business plan approved by the Executive Board.

The projections consider the following main assumptions:

•	Cash flow projection until the end of government authorizations;
•	Renegotiation of PPA agreements based on the Group's long-term estimates for the price per MWh;
•	The financial cost flows linked to long-term debt until its complete settlement;

The expectation for its realization is presented in the table below:

Year	Consumer credit - BRL
2021	765
2022	1,745
2023	1,924
2024	2,060
2025	3,655
After 2026	157,238
Total	167,387

Deferred income tax and social contribution liabilities were constituted by the difference between the depreciation values of property, plant and equipment determined by the depreciation rates defined by Aneel and the depreciation rates accepted by the Federal Revenue Service of Brazil - RFB, for purposes of calculating the IRPJ (Corporate Income Tax) and CSLL (Social Contribution on Net Income) tax basis. The amount of the higher difference determined by the annual depreciation rates set by the RFB is excluded from the net income for the calculation of the current IRPJ (Corporate Income Tax) and CSLL (Social Contribution on Net Income) tax basis.

On June 30, 2021, the Company had accrued balances of tax losses and negative social contribution base in the amounts of BRL 967,205, corresponding to a tax credit of IRPJ (Corporate Income Tax) and CSLL (Social Contribution on Net Income) of BRL 328,850, for which there was no constitution of deferred tax assets in the face of no expectation of future taxable profits to offset them. These losses are not subject to the statute of limitations, and the tax credit remains available to the Company for an indefinite period. To the extent that it becomes probable that taxable income will be generated, the Company may record this asset.

19.	LEASE LIABILITIES

Accounting policy

The Group leases land in the wind farms and links the lease to a percentage of the revenues arising from the generation of electric power from the projects. These agreements have a term similar to the terms of government authorization to operate the parks, generally 35 years.

For all leases with a term exceeding 12 months, with limited exceptions, the Group recognizes a lease liability in the statement of financial position at the present value of payments plus directly allocable costs and at the same time it recognizes an asset representing the right of use corresponding to the underlying asset the lease term. During the lease term, the liability is adjusted to reflect the financial costs and payments made and the right of use is amortized.

The balances of the Group's lease liabilities, organized by CGU, are presented below:

CGU	% Lease on generation	End	June 30, 2021	December 31, 2020
Parent Company	-	2025	13,870	14,594
Gargaú	1.75	2034	4,216	4,312
Delta 1	1.67	2043	9,490	9,545
Delta 2	1.80	2043	14,584	14,566
Delta 3	0.60	2045	18,535	18,418
Delta 5	0.60	2045	3,221	3,257
Delta 6	0.60	2045	3,046	3,064
Delta 7	0.60	2045	3,712	3,691
Delta 8	0.60	2045	2,059	2,047
Santa Vitória do Palmar	1.80	2050	33,168	33,640
Hermenegildo	1.80	2050	17,984	18,253
Total			123,885	125,387

Presented in liabilities:
Current			16,142	20,057
Non-current			107,743	105,330
Total			123,885	125,387

The intangible assets arising from the right of use are shown in Note 13.

The discount rate for calculating the present value of lease agreements for each CGU is as shown below:

CGU	%
Parent Company	7.70
Gargaú	9.72
Delta 1	9.45
Delta 2	9.70
Delta 3	10.08
Delta 5	9.42
Delta 6	9.42
Delta 7	9.90
Delta 8	9.90
Santa Vitória do Palmar	12.12
Hermenegildo	12.12

Changes in lease liabilities in the period are shown below:

Combined
Balances as of December 31, 2020	125,387
Interest on liabilities	6,175
Lease payments	(7,677)
Balances as of June 30, 2021	123,885

There are other lease agreements, such as vehicles and small real estate properties, but they were not included in the policy because they have a low value per set of leased assets in a lease agreement. For the period ended June 30, 2021, the amount of low-value lease expenses and short-term agreements was BRL 15 (BRL269 as of June 30, 2020).

The Company did not use the benefit granted in the lease agreement referring to the change in lease payments, pursuant to CVM resolution 859/20.

20.	RELATED PARTIES

The Omega Group is controlled by a group of investment funds, managed at the discretion of Tarpon Gestora de Recursos S.A. (“Tarpon”). In the period ended June 31, 2021, there were changes in the Group's controlling block.

The information presented below is summarized by counterparty CGU, when related to balances with companies within the Group under the control of Omega Geração and Omega Desenvolvimento, which include subsidiaries controlled by funds managed by Tarpon, involved in the development and implementation of projects, with no shareholding by the Group.

20.1 Assets and liabilities

The group of other credits and other obligations refer to the allocation of payroll costs and apportionment of administrative expenses (rent, condominium, third-party services, office supplies and cleaning, among others).

	June 30, 2021					December 31, 2020
			Assets		Liabilities			Assets		Liabilities
	Clients	Dividends receivable	Other assets	Suppliers	Other liabilities	Clients	Dividends receivable	Other assets	Suppliers	Other liabilities

Omega Desenvolvimento Group (ii)	-	-	8,855	-	(7,967)	-	-	8,795	-	(6,205)
Pipoca	-	1,367	2,160	-	-	-	2,790	2,682	-	-
Pirapora	-	1,557	-	-	-	-	1,557	-	-	-
Asteri	-	-	-	-	-	-	-	-	-	-
Cemig (i)	3,223	-	-	-	-	22,215	-	-	-	-
Ventos da Bahia 1 and 2	-	-	-	-	-	-	2,492	-	-	-
Loan to employees	-	-	67,913	-	-	-	-	73,035	-	-
Resources for capital increase	-	-	180,304	-	-	-	-	-	-	-
Total	3,223	2,924	259,232	-	(7,967)	22,215	6,839	84,512	-	(6,205)

(i) Certain subsidiaries of Omega Geração engage in electric power purchase and sale transactions with Cemig, considered a related party to the group due to its shareholding in the Joint Venture Pipoca.

(ii) Refers to balances with companies not included in the Combined Omega Desenvolvimento.

20.2 Income Statement

The administrative expenses group refers to the allocation of payroll costs and apportionment of administrative expenses (rent, condominium, third-party services, office supplies and cleaning, among others). The positive values reflect the transfer of costs from the Group to related parties. Occasionally, electric power purchase and sale transactions are carried out between related parties.

	June 30, 2021			June 30, 2020
	Net operating revenue	Operation, maintenance and purchase costs	Administrative, personnel, and general	Net operating revenue	Operation, maintenance and purchase costs	Administrative, personnel, and general

Omega Desenvolvimento Group (ii)	-	(421)	(1,135)	-	(7)	(1,953)
Cemig (i)	-	-	-	29,596	(477)	-
Total	-	(421)	(1,135)	29,596	(484)	(1,953)

(i) Certain subsidiaries of Omega Geração engage in electric power purchase and sale transactions with Cemig, considered a related party to the group due to its shareholding in the Joint Venture Pipoca.

(ii) Refers to balances with companies not included in the Combined Omega Desenvolvimento.

20.3 Joint Ventures Related Parties

The Pipoca and OMC Joint Ventures engage in electric power purchase and sale transactions with Cemig, considered a related party to the group due to its shareholding in the Pipoca, as mentioned in Note 10.3.

20.3.1. Assets

	June 30, 2021	December 31, 2020
	Clients
Pipoca	3,036	2,728
Total	3,036	2,728

20.3.2 Income statement

		Combined
	June 30, 2021	June 30, 2020
	Net operating revenue	Operation, maintenance and purchase costs
Pipoca	9,582	(477)
Total	9,582	(477)

20.3 Compensation of the key management personnel for the six-month period ended June 30, 2021 and 2020

The table below shows the total compensation established for the members of the Executive Board and the Board of Directors of Omega Geração:

	June 30, 2021	June 30, 2020
Salary	2,906	2,484
Direct and indirect benefits	34	33
Variable compensation	11,369	607
	14,309	3,124

During the 4th quarter of 2020, the Group adjusted the variable incentives in order to better reflect the long-term goals and conditions practiced in the market, in addition to an increase in the number of paid members of governance bodies in 2021.

There is also D&O insurance which covers defense costs, legal and extrajudicial settlements, in addition to indemnities, such coverage being extended to directors, officers and managers or any other individual with management power within the Group.

21.	NET ASSETS

The combined net assets were determined through the sum of the respective accounts included in the net assets of the companies used in the combination process.

Change in net assets

Capital increase changes include: acquisition of companies, exercise of stock options, share offering net of issuance cost, premium received on the granting of stock options, options granted, advance for future capital increase.

Other changes include: fair value adjustment on the issue of shares, capital gain and goodwill on the acquisition of companies.

Non-controlling shareholder’s interests

Corresponds to the interest held by non-controlling shareholders in Omega Geração's equity for the periods ended June 30, 2021 and December 31, 2020, in the proportions of 63.00% and 49.90%, respectively.

22.	NET OPERATING REVENUE

Accounting policy

The Group's electric power sale agreements are carried out in the free and regulated environment of Brazilian trading, and are fully registered with the Electric Power Trading Chamber – CCEE, the agent responsible for accounting and settlement of the entire national integrated system (SIN).

The accounting measurement of the volume of electric power to be billed results from the processing of the physical measurement (generation), adjusted to the apportionment of losses informed by CCEE.

The accounting recognition of revenue results from the amounts to be billed to clients in accordance with the methodology and prices established in each agreement, adjusted to the amounts of electric power actually generated, where applicable. These adjustments arise from the CCEE mechanism that checks the Group's net exposure (sales, generation and purchases), called the energy balance, which credits or debits the difference between sales and actual generation for the Group, normally at the PLD value.

The mechanisms explained above result in the recognition of gross revenue at fair value, presented net of any sales tax, to the extent that it is probable that future economic benefits will flow to the Group. Additionally, net unrealized gains arising from the mark-to-market – difference between contractual and market prices – of outstanding net contracted transactions on the date of the financial statements are recognized as revenue.

The table below shows the net operating revenue as of June 30, 2021 and 2020:

		Combined
	June 30, 2021	June 30, 2020
	BRL	BRL
Sales in ACR
Sales in ACR	151,547	154,083
Proinfa Sales	16,718	15,314
Surplus/(deficit)	(34,345)	(96,621)
LER	119,726	119,957
Sales in ACL	712,820	371,297
MCP	101,143	17,962
MTM trading portfolio	(47,435)	25,090
Taxes	(70,609)	(46,085)
	949,565	560,997

23.	OPERATION, MAINTENANCE AND PURCHASE COSTS

		Combined
	June 30, 2021	June 30, 2020
Electric power purchase	(500,045)	(317,319)
Depreciation and amortization	(197,372)	(121,921)
O&M	(92,084)	(37,142)
Regulatory charges	(38,081)	(23,378)
PIS and COFINS credit on costs	39,500	28,029
Other	(6,984)	(3,800)
	(795,066)	(475,531)

The electric power is acquired from third parties and is intended to complement the Group's Generation in relation to the Group’s short position at CCEE. PIS and COFINS credits arise substantially from electric power purchases.

24.	GENERAL AND ADMINISTRATIVE EXPENSES

		Combined
	June 30, 2021	June 30, 2020
Personnel expenses	(37,494)	(18,413)
Share-based compensation program	-	(2,348)
Depreciation and amortization	(2,526)	(704)
Consultancy and auditing services	(5,145)	(3,551)
Third-party services	(2,655)	(1,718)
Other	(3,849)	(2,220)
	(51,669)	(28,954)

25.	OTHER OPERATING REVENUES (EXPENSES)

		Combined
	June 30, 2021	June 30, 2020
Gain on bargain purchase Assuruá 3	-	59,529
Insurance refund	-	15,121
Asset impairment	-	(16,802)
Loss of profits	-	3,969
Agreement indemnity	-	(3,249)
Taxes on other revenues	(213)	194
Other operating revenues (expenses)	3,018	(694)
	2,805	58,068

26.	FINANCIAL INCOME

		Combined
	June 30, 2021	June 30, 2020
Financial revenues
Interest on financial investments	14,886	11,625
Other revenues	(421)	(452)
PIS and COFINS on financial revenues	1,271	22
	15,736	11,195
Financial expenses
Interest on loans, financing, and debentures	(296,831)	(142,263)
Commission on guarantee	(21,466)	(20,691)
Transaction costs	(32,251)	(4,680)
Interest on operating leases	(6,175)	(2,745)
Accounts payable monetary adjustment acquisition of Assuruá 1 and II	(18,243)	(8,291)
Other expenses	(6,045)	(6,431)
	(381,011)	(185,101)

Net financial income	(365,275)	(173,906)

27.	COMPENSATION BASED ON SHARES

Accounting policy

Options granted to employees are accounted for at fair value from the date of grant. The expense is recognized monthly in income for the vesting period, as a contra entry to an increase in equity if the transaction is held on shares. If held in cash, a financial liability is recognized.

The market value of options is measured at fair value based on the Black-Scholes model considering observable market information.

When the Group cancels options granted, an immediate expense is recorded for the amount that would be recognized as services over the remaining vesting period. If the right to exercise was already fully acquired, the Group does not recognize any expense.

Significant estimates and accounting judgments

When estimating the fair value of share-based compensation, it is necessary to attribute value to options granted by the Group to employees. The Group uses the Black&Scholes mathematical model for option pricing, which requires the use of assumptions related to share price, volatility, risk-free interest rate, among others. Variations in these assumptions may substantially distort the fair value to be earned when granting options to employees.

27.1 Second Stock Option Grant Plan

As mentioned in Note 3.2, in the period ended June 30, 2021, the Board of Directors of Omega Geração approved the share capital increase in the total amount of BRL 4,398, resulting in the conversion of 315,104 common shares options issued by Omega Generation. As a result, the number of outstanding options on June 30, 2021 was reduced to 466,124.

	Date	Option price BRL/option	Exercise price BRL/share	Total of granted options
Granted options
1st Program	01/02/2018	1.36	12.61	1,221,213
2nd Program	03/31/2018	1.37	12.73	788,157
Total granted				2,009,370
Options exercised in 2019				(683,968)
Options exercised in 2020				(544,174)
Options exercised in 2021				(315,104)
Outstanding options balance				466,124

27.2 Third Stock Option Grant Plan

As mentioned in Note 3.7, the board of directors of Omega Geração approved on June 1, 2021, the Third Stock Purchase Program.

Options under the First Program will not be granted in addition to those already granted, so the balance of options not granted referring to this program was reallocated to the Third Program approved herein.

Under the Third Program of the Third Plan, 41,000 options were granted to Third Plan Participants, without a grace period, with an exercise period of up to 45 days from the grant date, upon payment of an exercise price of BRL 37.72.

As mentioned in Note 4.2, in the period ended June 30, 2021, the Board of Directors of Omega Geração approved on June 23, 2021 a share capital increase in the amount of BRL 1,546, arising from the exercise of the options granted under the Third Program of the Third Stock Option Plan of Omega Geração, resulting in the conversion of 41,000 options into common shares issued by Omega Geração.

Under the Second Program of the Third Plan, 625,000 options were granted to the Third Plan Participants. The exercise price of each option to be granted under the terms of the Second Program is BRL 50.00 per share, less the value per share of any dividends paid or capital reductions made between the grant date and the exercise date.

In return for the granting of stock options under the Second Plan of the Third Program, Participants must pay Omega Geração BRL 5.45 per share granted, not resulting in expenses with the compensation of the Second Program of the Third Plan.

The balance of outstanding options related to the Third Plan for the period ended June 30, 2021:

	Date	Option price BRL/option	Exercise price BRL/share	Total of granted options
Granted options
1st Program	06/29/2020	-	32.75	1,953,000
2nd Program	06/29/2021 and 06/01/2021	4.34	50.00	2,401,800
3rd Program	06/01/2021	-	37.72	41,000
Total granted				4,395,800
Options exercised in 2020				(1,953,000)
Options exercised in 2021				(41,000)
Outstanding options balance				2,401,800

28.	LAWSUITS

Accounting policy

A provision is recognized when the obligation is considered probable by the legal department and its legal advisors and can be measured with reasonable certainty. The contra entry of the obligation is an expense for the year. This obligation is updated according to the evolution of the lawsuit or financial charges incurred and can be reversed if the estimated loss is no longer considered probable, or written off when the obligation is settled.

Lawsuits whose probability of loss is classified as possible are not recorded as a provision, but only disclosed in the notes. They are called contingent liabilities.

The assessment of the likelihood of loss includes the assessment of the available evidence, the hierarchy of laws, case law, the most recent court decisions and their relevance in the legal system, as well as the assessment of external lawyers.

Significant estimates and accounting judgments

By their nature, lawsuits will be resolved when one or more future events occur or do not occur. Typically, the occurrence or not of such events does not directly depend on the Group's performance and uncertainties in the legal environment involve the exercise of significant estimates and judgments by Management regarding the results of future events.

The Group is involved in civil, environmental, tax, labor and regulatory lawsuits in progress at the judicial level, as well as in administrative proceedings.

Contingent liabilities

Contingent liabilities in lawsuits discussed at the administrative and judicial levels, whose expectation of loss is classified as probable, based on legal opinions, were accounted for under the item other obligations and there was no significant change for the fiscal year. Updated balance as of June 30, 2021 and December 31, 2020 is of BRL 3,556.

Contingent liabilities in lawsuits discussed at the administrative and judicial levels, whose expectation of loss is classified as possible, based on legal opinions. The updated balance as of June 30, 2021 is BRL 19,978 (BRL 16,403 as of December 31, 2020).

	June 30, 2021		December 31, 2020
Nature	No. of lawsuits	Amount involved	No. of lawsuits	Amount involved
Environmental	2	2,000	2	2,000
Administrative	120	3,582	82	2,094
Civil – General	9	3,007	9	3,007
Real estate	9	745	7	678
Labor	26	941	23	652
Tax	12	9,701	8	7,972
Total	178	19,978	131	16,403

29.	FINANCIAL INSTRUMENTS

29.1 Classification of financial instruments

A table with the book value of the Group's financial instruments, presented in the financial accounting information, is presented below:

		Combined
	June 30, 2021	December 31, 2020	Category
Financial investments - Restricted cash	510,411	461,771	A
Clients	324,030	329,392	A
MTM trading portfolio	-	23,175	B
Loans, financing, and debentures	5,684,712	5,896,854	A
Suppliers	432,304	324,992	A
Equipment purchase agreement	420,783	393,462	B
Other obligations	210,126	307,238	A

A – Financial assets and liabilities measured at amortized cost

B – Financial assets and liabilities measured at fair value

Due to the short-term cycle, it is assumed that the fair value of the balances of trade receivables and accounts payable to suppliers are close to their carrying amounts. Regarding restricted cash, investments are made in post-fixed rate securities, linked to the CDI (Interbank Deposit Certificate), and its fair value is assumed to be close to the book balance. In relation to loans and financing, the Company has transactions substantially contracted with BNDES, compensated at the TJLP (Long-Term Interest Rate), which is a long-term project financing instrument, for which there is no active market, therefore, it is assumed that the carrying amount is close to fair value.

The Group's financial instruments presented above are classified as level 2 of the fair value hierarchy.

29.2 Analysis of the sensitivity of the financial instruments

The main interest rate risks linked to the Group's transactions are linked to the variation in interest rates, as described in Note 3.

In order to verify the sensitivity of financial investments and debts to interest rates, on December 31, 2020, three different scenarios were defined. Based on the values of the CDI (Interbank Deposit Certificate), TJLP (Long-Term Interest Rate) and IPCA (Amplified Consumer Price Index), the probable scenario for the year 2020 was defined with a rate of 1.90% for the CDI, 4.55% for the TJLP and 4.52% for the IPCA and, from those, variations of 25% and 50% were calculated.

For each scenario, the gross financial expense/revenue was calculated, not taking into account the application of taxes and the flow of maturities of each agreement. The base date used for the financing was December 31, 2020, projecting the indexes for one year and verifying their sensitivity in each scenario, as detailed below:

Loans and financing							Combined
	Exposure	Risk	Probable scenario	Possible scenario + 25%	Possible scenario + 50%	Possible scenario - 25%	Possible scenario - 50%
Parent Company	1,915,778	Change in CDI (Interbank Deposit Certificate)	77,509	85,163	92,817	69,854	62,200
Parent Company	175,226	IPCA (Amplified Consumer Price Index) Variation	17,862	20,413	22,965	15,311	12,760
Indaiás	70,351	Change in CDI (Interbank Deposit Certificate)	3,169	3,452	3,734	2,887	2,605
Delta 1	141,205	TJLP (Long-Term Interest Rate) Variation	10,249	12,042	13,835	8,456	6,664
Delta 2	279,749	TJLP (Long-Term Interest Rate) Variation	22,491	26,119	29,746	18,864	15,237
Serra das Agulhas	98,230	TJLP (Long-Term Interest Rate) Variation	6,965	8,210	9,455	5,720	4,475
Delta 3	1,104,360	TJLP (Long-Term Interest Rate) Variation	93,303	107,794	122,286	78,811	64,319
Delta 5	247,244	IPCA (Amplified Consumer Price Index) Variation	18,338	21,847	25,356	14,829	11,320
Delta 6	75,165	IPCA (Amplified Consumer Price Index) Variation	5,575	6,642	7,709	4,508	3,441
Delta 7	200,795	IPCA (Amplified Consumer Price Index) Variation	15,847	18,710	21,572	12,985	10,122
Delta 8	107,335	IPCA (Amplified Consumer Price Index) Variation	8,471	10,001	11,531	6,941	5,411
CGU Assuruá I	36,634	TJLP (Long-Term Interest Rate) Variation	1,007	3,412	3,881	2,475	2,007
CGU Assuruá I	132,085	TJLP (Long-Term Interest Rate) Variation	10,613	12,302	13,991	8,924	7,235
CGU Assuruá II	690,189	IPCA (Amplified Consumer Price Index) Variation	95,424	105,804	116,184	85,044	74,664
CGU Assuruá II	162,198	Change in CDI (Interbank Deposit Certificate)	13,501	14,176	14,851	12,826	12,152
CGU Assuruá III	195,406	IPCA (Amplified Consumer Price Index) Variation	15,711	18,500	21,289	12,921	10,132
CGU Santa Vitória do Palmar	96,990	IPCA (Amplified Consumer Price Index) Variation	14,116	15,584	17,052	12,648	11,180
OD4	21,878	TJLP (Long-Term Interest Rate) Variation	955	1,042	1,130	867	779
As of June 30, 2021	5,750,818		431,106	491,213	549,384	374,871	316,703

As of December 31, 2020	5,991,000		484,419	549,487	612,806	422,851	359,532

Financial investments						Combined
Index	Position	Probable scenario	Possible scenario + 25%	Possible scenario + 50%	Possible scenario - 25%	Possible scenario - 50%

Financial investments	CDI (Interbank Deposit Certificate)	432,965	6,754	8,443	10,131	5,066	3,377
Restricted cash	CDI (Interbank Deposit Certificate)	510,411	7,962	9,953	11,944	5,972	3,981
As of June 30, 2021		943,376	14,716	18,396	22,075	11,038	7,358

As of December 31, 2020		1,255,072	23,846	29,808	35,770	17,885	11,923

Net position						Combined
		Probable scenario	Possible scenario + 25%	Possible scenario + 50%	Possible scenario - 25%	Possible scenario - 50%
As of June 30, 2021	4,807,442	416,390	472,817	527,309	363,833	309,345
As of December 31, 2020	4,735,930	460,573	519,679	577,036	404,966	347,609

The risks linked to the Group's trading portfolio are linked to the variation in electric power prices.

In order to verify the sensitivity of the exposure of electric power purchase and sale agreements on December 31, 2020, thousands of price variation scenarios were generated to assess the impacts on the Group's results. The scenario used in accounting for mark-to-market considers current prices.

The sensitivity analysis is performed as described below:

	Probable scenario	Possible scenario + 25%	Possible scenario + 50%	Possible scenario - 25%	Possible scenario - 50%
As of June 30, 2021	(24,260)	(30,325)	(36,390)	(18,195)	(12,130)
As of December 31, 2020	23,175	28,969	34,763	17,381	11,588

The risks linked to the Group's equipment purchase agreement are linked to foreign exchange rate variations.

	Probable scenario	Possible scenario + 25%	Possible scenario + 50%	Possible scenario - 25%	Possible scenario - 50%
As of June 30, 2021	420,783	525,979	631,175	315,587	210,392
As of December 31, 2020	393,462	491,828	590,193	295,097	196,731

30.	COMMITMENTS

The Group has agreements for the purchase of wind turbines, civil and electromechanical works, which generally expire in up to three years. Payments for these obligations are calculated based on the contractually defined price.

The minimum amounts to be paid on said agreements are as follows:

Combined
Within one year	130,718
Between one and two years	763,780
Over two years	85,897
Total	980,395

31.	TRANSACTIONS NOT AFFECTING CASH

The transactions listed below significantly affected the combined interim financial statements, however they did not impact cash:

	Combined
	June 30, 2021	June 30, 2020
Issuance of shares on the Acquisition of Assuruá 3	-	201,016

Write-off of property, plant and equipment	-	(16,807)

32.	CHANGES IN LIABILITIES FROM FINANCING ACTIVITIES

The Company presents the reconciliation of changes in equity, including changes arising from cash flows in financing activities and changes that do not impact cash.

Combined
(Assets) / Liabilities	Note	Loans, financing, and debentures	Lease liabilities	Shareholders' Equity	Other	Total
Balances as of December 31, 2020		5,896,854	125,387	3,891,068	-	9,913,309

Transactions impacting cash flow from financing activities
Funding of loan, financing and debentures	14	1,073,676	-	-	-	1,073,676
Funding costs	14	(4,637)	-	-	-	(4,637)
Payment of principal	14	(1,363,987)	-	-	-	(1,363,987)
Capital increase derived from the exercise of stock options	21	-	-	5,944	-	5,944
Treasury shares acquired	4,3	-	-	(1,664)	-	(1,664)
Premium received on the stock option granting	-	-	-	3,406	-	3,406
Advance for future capital increase	-	-	-	69,536	-	69,536
Dividends paid	-	-	-	-	(1,367)	(1,367)
Leases	19	-	(7,677)	-		(7,677)
		(294,948)	(7,677)	77,222	(1,367)	(226,770)
Other changes that do not affect the cash flow from financing activities
Payment of interest	14	(246,276)	-	-	-	(246,276)
Interest and adjustment for inflation	14	296,831	6,175	-	-	303,006
Loss for the period	-	-	-	(253,416)	-	(253,416)
Resources for capital advance		-	-	180,305	-	180,305
Other	-	32,251	-	(3,813)	-	28,438
		82,806	6,175	(76,924)	-	12,057
Balances as of June 30, 2021		5,684,712	123,885	3,891,366	(1,367)	9,698,596

33.	SUBSEQUENT EVENTS

33.1 Exercise of parts of the options granted

In August and September 2021, the Board of Directors of Omega Geração approved share capital increases in the amount of BRL 4,783, arising from the exercise of part of the options granted under the First and Second Programs of the Second Stock Option Plan of Omega Geração.

33.2 Change of the corporate name

On September 16, 2021, the change in the corporate name of NK 124 Empreendimentos e Participações S.A. was approved, which was renamed Omega Energia S.A.

33.3 Corporate restructuring

At a meeting of the Board of Directors held on September 24, 2021, the strategy of reorganization, consolidation, and expansion of the operations of the Omega Group was analyzed and approved, formed by Omega Energia S.A., Omega Geração S.A., and Omega Desenvolvimento S.A., through the consolidation of their respective operations under the same holding by entering into an investment agreement establishing the terms and conditions of the Reorganization (“Reorganization”).

The Reorganization is subject to the approval of the registration application of Omega Energia S.A., given that, once such approval is obtained, the Reorganization will be carried out, through the following events:

(i)	the shareholders of Omega Geração S.A. (“Omega Geração”) shall contribute the shares issued by the company held by them through the share capital increase in Omega Energia;
(ii)	the shareholders of Omega Comercializadora de Energia S.A. (“Omega Comercializadora”) shall contribute the totality of the shares issued by the company held by them through the share capital increase in Omega Energia;
(iii)	the shareholders of Omega Desenvolvimento de Energia 4 S.A. (“Omega Desenvolvimento 4”) shall contribute the totality of the shares issued by the company held by them through the share capital increase in Omega Energia;
(iv)	the shareholders of Assuruá 5 Holding Energia S.A. (“Assuruá V”) shall contribute the totality of the shares issued by the company held by them through the share capital increase in Omega Energia;

(v)	the quotaholders of Omega Desenvolvimento Comercializadora de Energia Ltda. (“Omega Desenvolvimento Comercializadora”) shall contribute the shares issued by the company held by them through the share capital increase in the Omega Energia; and
(vi)	The shareholders of Omega Desenvolvimento De Energia 1 S.A., (“OD1”) shall make the contribution of certain selected assets (“ongoing projects”) held by them through the share capital increase in Omega Energia.

INDEPENDENT AUDITORS' REPORT

* * *

São Paulo Corporate Towers
Av. Presidente Juscelino Kubitschek, 1.909
Vila Nova Conceição
04543-011 - São Paulo – SP - Brasil

Tel: +55 11 2573-3000
ey.com.br

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A free translation from Portuguese into English of Independent auditor's report on combined interim financial statements prepared in Brazilian currency in accordance with the accounting practices adopted in Brazil and the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB)

Independent auditor's report on combined interim financial statements

To the Shareholders, Board of Directors and Officers of
Omega Group
São Paulo – SP

Opinion

We have audited the combined interim financial statements of Omega Group ("Group") which comprise the combined statement of financial position as at June 30, 2021, and the combined statements of profit or loss, of comprehensive income, of changes in net asset and of cash flows for the six month period then ended, and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying combined interim financial statements present fairly, in all material respects, the combined financial position of the Group as at June 30, 2021, and its combined financial performance and cash flows for the six month period then ended in accordance with the accounting practices adopted in Brazil and the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB).

Basis for opinion

We conducted our audit in accordance with Brazilian and International Standards on Auditing. Our responsibilities under those standards are further described in the Auditor's responsibilities for the audit of the combined interim financial statements section of our report. We are independent of the Omega Group in accordance with the relevant ethical principles set forth in the Code of Professional Ethics for Accountants and the professional standards issued by Brazil's National Association of State Boards of Accountancy (CFC) and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key audit matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the combined interim financial statements as a whole, and in forming our opinion thereon, and we do not provide an individual opinion on these matters. For each matter below, our description of how our audit addressed the matter, including any commentary on the findings or outcome of our procedures, is provided in that context.

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We have fulfilled the responsibilities described in the "Auditor's responsibilities for the audit of the combined interim financial statements" section of our report, including in relation to these matters. Accordingly, our audit included the performance of procedures designed to respond to our assessment of the risks of material misstatement of the financial statements. The results of our audit procedures, including the procedures performed to address the matters below, provide the basis for our audit opinion on the accompanying financial statements.

Realization of deferred income and social contribution taxes

The Group recognizes deferred income and social contribution tax assets on temporary differences and income and social contribution tax losses, as detailed in Note 18. At December 31, 2020, combined deferred tax assets amounted to R$157,237 thousand. The Group recognizes these deferred taxes to the extent that there is future taxable profit.

This item was considered a key audit matter, since the estimated recoverability of these taxes is complex and involves the use of a number of assumptions to estimate such amount and the related year in which such deferred taxes will be recovered in the ordinary course of the Group's operations. These estimates rely on the studies of future profitability projection prepared by management, which includes forecasts of future market and business conditions regarding the business environment in which Group operates, which will allow recovering these deferred taxes in the coming years.

How our audit addressed this matter

Our audit procedures included, among others, planning and communicating the scope of our work to the significant components, discussing the risks of material misstatement, sending instructions to the auditors of the components, assessing and reviewing the work performed by those auditors. Additionally, we reviewed and analyzed the consistency of future profitability projections prepared by management considering historical data and, also, with the actual realization thereof, we assessed the assumptions and methodology used by the Group when preparing these future profitability estimates, we assessed whether the Group's projections indicated, for the portion of unused tax losses and deductible temporary differences recognized as deferred tax assets, the existence of future taxable profit and checked the mathematical accuracy in the calculation and consistency between the data used and the book balances. We also analyzed the sensitivity of such assumptions, in order to assess the behavior of the projections with their fluctuations and the adequacy of the disclosures in the explanatory notes.

Based on the results of the audit procedures performed on the future taxable profit projections, which are consistent with management's assessment, we consider that the criteria and assumptions of the recoverable amount of deferred income and social contribution tax assets adopted by management, as well as the respective disclosures in Note 18, are acceptable, in the context of the financial statements taken as a whole.

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Other matters

Statements of value added

The combined statements of value added (SVA) for the six month period ended June 30, 2021, prepared under the responsibility of Group management, the presentation of which is required as supplementary information under IFRS, have been subject to audit procedures in conjunction with the audit of the Group's financial statements. For the purposes of forming our opinion, we evaluated whether these statements are reconciled with the financial statements and accounting records, as applicable, and whether their form and content are in accordance with the criteria provided for in Accounting Pronouncement NBC TG 09 - Statement of Value Added. In our opinion, these statements of value added were prepared fairly, in all material respects, in accordance with the criteria defined in abovementioned accounting pronouncement and are consistent in relation to the overall combined interim financial statements.

Other information accompanying the combined interim financial statements and the auditor's report

Management is responsible for such other information, which comprise the Management Report.

Our opinion on the combined interim financial statements does not cover the Management Report and we do not express any form of assurance conclusion thereon.

In connection with our audit of the combined interim financial statements, our responsibility is to read the Management Report and, in doing so, consider whether this report is materially inconsistent with the combined interim financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of the Management Report, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of management and those charged with governance for the combined interim financial statements

Management is responsible for the preparation and fair presentation of the combined interim financial statements in accordance with the accounting practices adopted in Brazil and with the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB), and for such internal control as management determines is necessary to enable the preparation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the combined interim financial statements, management is responsible for assessing the Group's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

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Those charged with governance are responsible for overseeing the Group's financial reporting process.

Auditor's responsibilities for the audit of the combined interim financial statements

Our objectives are to obtain reasonable assurance about whether the combined interim financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Brazilian and International Standards on Auditing will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with Brazilian and International Standards on Auditing, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

- Identified and assessed the risks of material misstatement of the combined interim financial statements, whether due to fraud or error, designed and performed audit procedures responsive to those risks, and obtained audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

- Obtained an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control.

- Evaluated the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

- Concluded on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the combined interim financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Group to cease to continue as a going concern.

- Evaluated the overall presentation, structure and content of the financial statements, including the disclosures, and whether the combined interim financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

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- Obtained sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the combined interim financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the scope and timing of the planned audit procedures and significant audit findings, including deficiencies in internal control that we may have identified during our audit.

We also provided those charged with governance with a statement that we have complied with relevant ethical requirements, including applicable independence requirements, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determined those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor's report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

São Paulo, September 24, 2021

ERNST & YOUNG
Auditores Independentes S.S.
CRC-2SP034519/O-6

/s/ Alessandra Aur Raso

Alessandra Aur Raso
Accountant CRC-1SP248878/O-7

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